As filed with the Securities and Exchange Commission on March 12, 2010

Registration No. 333-161252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment Number 5 to

Form S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	6712	59-3535315
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. McMullan

Chief Executive Officer

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

A. George Igler, Esq. or Richard Pearlman, Esq. Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308 (850) 878-2411	Martin A. Traber, Esq. or Curt P. Creely, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 1700 Tampa, Florida 33601 (813) 229-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Non-Transferable Common Stock Subscription Rights	38,873,694	N/A	N/A	(3)
Common Stock, par value $0.01 per share	86,000,000	$1.565	$134,590,000(4)	$7,510.13(5)

(1)	This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be issued to holders of the Registrant’s common stock; (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering; (c) a supplemental offering of 44,600,000 shares of common stock; and (d) shares of common stock deliverable upon the conversion of the Registrant’s issued and outstanding shares of Series B Preferred Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, based on the average of the high and low prices of the common stock, $1.67 and $1.46, respectively, as reported by the Nasdaq Global Market on October 30, 2009.
(3)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)	Includes the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement includes two forms of prospectus. The first relates to a rights offering of 38,873,694 shares of Bank of Florida Corporation common stock and a supplemental offering of 44,600,000 shares of Bank of Florida Corporation common stock (the “General Offering Prospectus”). The second relates to an offering of              shares of Bank of Florida Corporation common stock issuable upon the possible conversion of shares of Bank of Florida Corporation Series B Preferred Stock (the “Preferred Conversion Prospectus”). The placement agent and dealer manager named or referenced in the General Offering Prospectus is not participating in the conversion of the Series B Preferred Stock and is not acting as underwriter, dealer, broker, or otherwise with respect to that conversion or any redemption of shares of our Series B Preferred Stock.

The Preferred Conversion Prospectus is substantially the same as the Underwritten Offering Prospectus except for the following:

•	the cover page;

•	the section entitled “About this Prospectus”;

•	the first paragraph of the section entitled “Prospectus Summary”;

•	the section entitled “Prospectus Summary—The Offering”;

•

the section entitled “Certain Material United States Federal Income Tax Considerations,” which will be replaced with the section entitled “Certain United States Federal Income Tax Considerations Applicable to Series B Preferred Stock Holders”;

•	the section entitled “Use of Proceeds”;

•	the section entitled “The Offerings and Plan of Distribution,” which will be replaced with the section entitled “Plan of Distribution”;

•	the section entitled “Legal Matters”; and

•	the back cover page.

The Registrant has provided a set of alternate sections for the Preferred Conversion Prospectus in this Registration Statement to reflect the foregoing differences.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated March 11, 2010

PROSPECTUS

83,473,694 Shares

Common Stock

We are distributing to our stockholders, free of charge, non-transferable subscription rights to purchase shares of our common stock. You will receive three rights to purchase one share of common stock for each share of common stock that you hold of record as of 5:00 p.m., Eastern Time, on March 8, 2010. Each right will entitle you to purchase one share of our common stock. If you fully exercise your subscription rights for all of the shares that you hold of record, then you may also subscribe to purchase additional shares. Subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or trading market. We are offering for sale a total of 38,873,694 shares of common stock in the rights offering.

Concurrently with the rights offering, we are also offering to sell an additional 44,600,000 shares of our common stock to the public in a supplemental offering.

The purchase price for shares in the rights offering and in the supplemental offering is $            per share. Subscription rights will expire at 5:00 p.m., Eastern Time, on April 16, 2010, and the supplemental offering will terminate at 5:00 p.m., Eastern Time, on April 30, 2010, unless we extend either or both offering periods until no later than July 30, 2010.

We will deposit subscriptions into an escrow account with Pacific Coast Bankers’ Bank until we have received total subscriptions in the rights offering and the supplemental offering for a minimum of             shares, representing approximately $45,000,000 in gross aggregate proceeds. The minimum amount of capital is the amount we estimate is needed to return our three bank subsidiaries to “adequately capitalized” status under Federal banking regulations. We will issue shares of common stock sold in the offering promptly after reaching the minimum offering size and conducting a first closing, and again at subsequent closings held at our discretion from time to time. Following the offering, we anticipate seeking shareholder approval to issue additional shares of common stock and expect to raise additional capital within the next year. Such actions may serve to dilute your ownership interest.

If we do not receive subscriptions for at least             shares by the termination of the offerings, we will promptly return all subscription funds without interest or deduction.

We have engaged Kendrick Pierce & Company Securities, Inc. to act as our dealer manager in the rights offering and as our placement agent, on a best efforts basis, in the supplemental offering.

Our common stock is listed on the Nasdaq Global Market under the symbol “BOFL.” On March 8, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $1.20 per share.

You should read this prospectus carefully before you invest. Investing in our common stock is speculative and involves a high degree of risk. You could lose up to your entire investment. You should carefully consider the risks which we have described under the heading “Risk Factors” beginning on page 15 before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Maximum sales commission	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Kendrick Pierce & Co.

The date of this prospectus is                     , 2010.

FORWARD-LOOKING STATEMENTS

Certain statements made herein (or incorporated herein by reference) are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements.

Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.

Forward-looking statements may not be realized due to factors that include, but are not limited to:

•	the effects of future economic, business and market conditions and changes, domestic and foreign, including seasonality;

•	governmental monetary and fiscal policies;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverages;

•	changes in regulatory requirements specifically applicable to us, including enforcement actions and the effects of new FDIC policy statements;

•	changes in accounting policies, rules and practices;

•

the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and other interest sensitive assets and liabilities;

•	the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates;

•	changes in borrowers’ credit risks and payment behaviors;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•

the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events, including hurricanes, storms and flooding, that may affect general economic conditions;

i

•

the failure of assumptions and estimates and differences in and changes to economic, market and credit concentrations, including borrowers’ credit risks and payment behaviors from those used in our reviews of our loan portfolio and our loan portfolio stress test;

•

the risk that sales of our capital stock in this offering and/or other transfers of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; and

•	other factors and risks described under “Risk Factors” herein.

All written and oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus (and in the documents incorporated by reference herein). We have not, and the dealer manager and placement agent has not, authorized any other person to provide you with different information. We are not, and the dealer manager and placement agent are not, making an offer to sell our common stock in any jurisdiction in which the offer or sale is not permitted.

Neither we, the dealer manager and placement agent, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or solicit offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

As used in this prospectus, the “Company” refers to the Bank of Florida Corporation on a parent-only basis. “Bank of Florida,” “we,” “us,” and “ours” refer to Bank of Florida Corporation and its subsidiaries on a consolidated basis. The “bank,” “banks,” “subsidiary banks” or a “subsidiary bank” refer to our wholly-owned bank subsidiaries, Bank of Florida—Southwest, Bank of Florida—Southeast, and Bank of Florida—Tampa Bay. The “trust company subsidiary” refers to our wholly-owned, non-depository trust company subsidiary, Bank of Florida Trust Company.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission. You may read and copy any of these filed documents at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

Our Internet address is www.bankofflorida.com. We make available through our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the Securities and Exchange Commission and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the Securities and Exchange Commission, as applicable. Neither our website, nor the information on our website, is included or incorporated in or is otherwise a part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the related Registration Statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” before making an investment decision. Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Bank of Florida Corporation

We are a multi-bank holding company formed in 1998 and headquartered in Naples, Florida. We operate 13 full-service branches through three separately state chartered community banks: Bank of Florida—Southwest, headquartered in Naples, Florida, which is our lead bank; Bank of Florida—Southeast, headquartered in Ft. Lauderdale, Florida; and Bank of Florida—Tampa Bay, headquartered in Tampa, Florida. We are one of the largest independent, Florida-based commercial banking organizations, as measured by loans, assets and deposits.

Each bank operates with a separate management team and board of directors, emphasizing a private banking approach through localized decision making and accountability, while having the support of centralized credit administration, technology and other operational functions. Our overall focus is to develop a total financial services relationship with our clients, which are primarily businesses, professionals, and entrepreneurs, and to meet their related borrowing, deposit and investment management needs. We also provide technology-based cash management and other depository services. Our lead bank provides support and additional banking-related services to our other subsidiary banks.

Bank of Florida Trust Company, our trust company subsidiary, primarily focuses on offering customers wealth management and financial advisory services, as well as customary fiduciary services. Our trust company subsidiary also provides all of these services through our bank subsidiaries, and a trust representative is situated in the markets that our banks serve with a link to our trust company subsidiary’s home office in Naples, Florida. In July of 2009, our trust company subsidiary was awarded the 2009 Southwest Florida Choice Champion as the best financial planner by the readers of Naples Daily News. As of December 31, 2009, our trust company subsidiary maintained approximately $740.5 million of assets under administration, including assets under management, and has been profitable since 2005.

As of December 31, 2009, we had total assets of approximately $1.4 billion, total loans of approximately $1.2 billion, total deposits of $1.2 billion, and total shareholders’ equity of approximately $43.8 million. Prior to the recent economic events and their serious effects, particularly in our markets and on us, we grew rapidly, with deposits and loans growing at compounded average annual growth rates of 33% and 38%, respectively, for the three years ended December 31, 2008.

Our ability to grow, through making new loans or accepting new deposits, is currently severely limited by our, and our subsidiary banks’, current capital levels and the regulatory enforcement actions to which we, and our subsidiary banks, are currently subject and to which we anticipate being subjected to. Our capital levels and those regulatory enforcement actions are described below.

Fourth Quarter Capital Analysis

As of December 31, 2009, Bank of Florida – Southwest was “critically undercapitalized,” Bank of Florida – Southeast was “undercapitalized” and Bank of Florida – Tampa Bay was “significantly undercapitalized,” pursuant to FDIC definitions. We are conducting this offering in order to raise capital sufficient to return each of our subsidiary banks to “adequately capitalized” status. Following this offering, we intend to conduct a shareholder vote in order to authorize additional shares of common stock. We anticipate conducting another offering within the next year, with the goal of returning our subsidiary banks to “well capitalized” status and enabling them to resume their growth strategies. In order to improve our consolidated capital condition, we are also considering borrowing funds to contribute to our subsidiary banks, redeeming our subsidiary banks’

subordinated debt at a discount (which would increase Tier 1 capital, but decrease total capital), and/or selling one or more of our subsidiaries and using the capital raised through such a sale to increase the capital levels of our other subsidiaries.

The regulatory capital ratios for our subsidiary banks and the Company as of December 31, 2009, are as follows:

	Banks minimum “well capitalized” capital ratios for regulatory purposes[1]	Banks minimum “adequately capitalized” capital ratios for regulatory purposes[1]	Banks minimum “under capitalized” capital ratios for regulatory purposes[1]	Specific minimum capital ratios required by Corrective Resolutions as of December 31, 2009[1]	Bank of Florida – Southwest	Bank of Florida – Southeast	Bank of Florida – Tampa Bay	Bank of Florida Corporation
Tier 1 leverage capital ratio	5.00%	4.00%	3.00%	8.00%	1.24%	3.44%	2.66%	2.41%
Tier 1 risk-based capital ratio	6.00%	8.00%	3.00%	6.00%	1.49%	4.39%	3.09%	2.94%
Total risk-based capital ratio	10.00%	8.00%	6.00%	11.00%	2.99%	6.47%	4.37%	5.33%
Tangible common equity ratio[2]	N/A	N/A	N/A	N/A	1.24%	3.44%	2.66%	2.41%

(1)	The bank-specific minimums are not applicable to the Company.
(2)	A bank is considered “critically undercapitalized” when it has a tangible common equity ratio of less than 2.00%.

Based on estimates of our losses through February 25, 2010 and projections of future losses through March 31, 2009, we estimate that the each of our bank subsidiaries will require the following amounts of capital to return them to “adequately capitalized” status:

Bank of Florida – Southwest	$20,000,000
Bank of Florida – Southeast	$7,000,000
Bank of Florida – Tampa Bay	$10,000,000

Total	$37,000,000

Loan Portfolio and Asset Quality

As of December 31, 2009, we had total loans of $1.2 billion. Real estate loans totaled $1.0 billion (86% of our total loans), and consisted of $625.7 million in commercial real estate loans, $216.6 million in construction and land development loans, $167.0 million in one-to-four family residential mortgage loans and $35.5 million in multi-family mortgage loans. Non-real estate loans comprised 14% of our total loans and included $112.4 million in commercial and industrial loans and $57.2 million in consumer and other loans. Our exposure to land and construction loans for residential purposes continues to decrease, and we expect it to diminish further through 2010 as part of our proactive effort to reduce risks within our loan portfolio. As of December 31, 2009, the balances for land and construction loans for residential purposes accounted for approximately 6.4% of total loans, compared to 8.5% as of December 31, 2008.

Real estate values in our markets deteriorated at an accelerated pace over recent quarters, resulting in increased credit losses. Our non-performing assets have increased since the beginning of the economic downturn in 2007 as management continues to aggressively recognize impaired loans based on our ongoing process of identifying early signs of stress in our loan portfolio. Additionally, we continue to track every loan from pre-watch identification through disposition, using our history of trend analysis by loan type, industry, market and vintage, which further supports progress in projecting impairment on a loan by loan basis. In the third quarter of 2009, we utilized a third-party loan review firm to review 46% of our loans.

Our Special Assets Division, which was established in 2007 in anticipation of elevated stress levels in the Florida economy, continues to monitor and aggressively manage our most problematic loans and other real estate owned. This division has grown to include five professionals with extensive experience in managing non-performing loans. This division reports to our Senior Executive Vice President, who has extensive experience in managing special assets divisions, and also reports to the Special Assets Committee, a subcommittee of our board of directors, which meets monthly and oversees the management, marketing, and overall dissolution of these assets.

At December 31, 2009, non-performing loans totaled $164.5 million, or 13.56% of total loans, up $92.6 million from $71.9 million or 5.63% of total loans at December 31, 2008. Non-performing assets were $178.8 million, or 12.75% of total assets, an increase of $102.1 million from $76.7 million, or 4.95% of total assets at December 31, 2008.

We had $90.6 million in loans that were defined as troubled debt restructuring as of December 31, 2009. Of those amounts, $48.9 million were accruing as they were performing in accordance with their restructured terms. The majority of the restructurings involve extending the interest-only period, reducing the interest rate to give the borrower relief, or other modifications of terms that deviate from the original contract.

In the fourth quarter of 2009, net charge-offs were $27.2 million, or 10.10% of average loans on an annualized basis, an increase of $14.5 million from $12.7 million, or 4.52% of average loans in the third quarter of 2009. Net charge-offs during the fourth quarter of 2009 were primarily related to valuation adjustments.

For the quarter ended December 31, 2009, the provision for loan losses totaled $31.5 million, up from $25.7 million in the third quarter and $16.0 million in the fourth quarter of 2008. The allowance for loan and lease losses, or ALLL, increased to $42.1 million or 3.47% of total loans, compared to $38.0 million or 3.03% of total loans in the third quarter. General economic conditions, as well as factors specific to our Florida markets, have caused increases in reserve factors used to determine the losses inherent within the portfolio.

Non-accrual Loans and Troubled Debt Restructuring

The following table contains data concerning our collateral dependent and nonaccrual loans as of the dates indicated.

	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Collateral Dependent and Nonaccrual Loan Summary
Impaired loans without a valuation allowance	$72,343	$10,545
Impaired loans with a valuation allowance	141,037	73,274

Total impaired loans	$213,380	$84,269

Valuation allowance related to impaired loans	$27,707	$18,554
Total nonaccrual loans	164,474	71,853
Total foreclosed real estate	14,357	4,817
Total loans ninety days or more past due and still accruing	7	—

At December 31, 2009, we had $7,000 in loans that were contractually past due 90 days or more as to principal or interest payments and still in accrual status compared to none at December 31, 2008.

We also had $90.6 million and $19.4 million in loans that would be defined as troubled debt restructurings at December 31, 2009 and December 31, 2008, respectively. Of those amounts, $48.9 million and $12.4 million were accruing as of December 31, 2009 and December 31, 2008, respectively, as they were performing in accordance with their restructured terms.

Limitations on Deposits

Until our subsidiary banks become “well capitalized” again, they will be prohibited from accepting, renewing or rolling over brokered deposits, including all CDARs (which are certificates of deposits acquired through a centralized clearinghouse that manages reciprocal relationships among financial institutions). In addition, during any period when not deemed to be “well capitalized,” our subsidiary banks will not be able to offer an interest rate on our deposits that is 75 basis points higher than the prevailing effective rates on insured deposits of comparable amounts and maturities in the subsidiary banks’ normal market area or the national rates released by the FDIC periodically.

External Loan Review and Stress Test

We have utilized outside loan review firms to assist us in evaluating our loan portfolios. In August 2009, we retained an outside loan review firm experienced in Southeast banks to review our loan portfolio as of August 7, 2009. About 46% of our loan portfolio was reviewed, including our largest loan relationships and samples of our classified loans, including 87% of our loans past due 90 or more days. The loan review assessed our loan portfolio’s level of risk, including:

•

potential credit losses (both expected losses covered by our ALLL, and unexpected credit losses, not covered by the ALLL and which must be absorbed by the Company’s tangible common equity), and potential additions to classified loans;

•	management of loans on our “watch list” and loans assigned to our Special Assets Division; and

•	quality of files and loan documents.

Management has utilized the information accumulated from this loan review and internal loan reviews to project the potential allowance which may be necessary at later dates. As of December 31, 2009, management believes all loans are properly classified.

In addition, at the beginning of September, 2009, we engaged Promontory Financial Group, LLC to prepare a stress test of our loan portfolio and capital position. Promontory’s approach was based on the federal regulators’ Supervisory Capital Assessment Program, or SCAP, modified in an attempt to reflect the risk inherent in our loan portfolio and the markets in which we operate, based on the information available to Promontory.

Anticipated Prompt Corrective Action Directives

We anticipate that each of our bank subsidiaries will receive Supervisory Prompt Corrective Action Directives (the “Directives”) from the FDIC due to Bank of Florida – Southwest’s “critically undercapitalized” status, Bank of Florida – Tampa Bay’s “significantly undercapitalized” status and Bank of Florida – Southeast’s “undercapitalized” status. We expect that the Directives will require that within 30 days of the effective date of the Directives, the subsidiary banks must: (1) be “adequately capitalized” under regulatory capital guidelines;

and/or (2) accept an offer to be acquired by a depository institution holding company or combine with another insured depository institution. While no assurance can be given that we will be successful in our efforts to recapitalize the subsidiary banks, the Company has undertaken this offering and expects that the minimum offering size of approximately $45,000,000 million will return all three banks to “adequately capitalized” status.

The Directives are also expected to prohibit our subsidiary banks from: (1) paying interest on deposits in excess of prescribed limits; (2) accepting, renewing or rolling over any brokered deposits; (3) allowing their average total assets during any calendar quarter to exceed their average total assets during the preceding calendar quarter; (4) making any capital distributions or dividend payments to the Company or any affiliate; and (5) establishing or acquiring a new branch and also requires the subsidiary banks to obtain the approval of the FDIC prior to relocating, selling or disposing of any existing branch. In addition, the Directives will likely provide that the subsidiary banks may not pay any bonus to, or increase the compensation of, any director or officer without the prior approval of the FDIC, and that the subsidiary banks must comply with Section 23A of the Federal Reserve Act without the exemption for transactions with certain affiliated institutions. Lastly we anticipate that the Directives will prohibit the subsidiary banks from entering into any material transaction, including any investment, expansion, acquisition, sale of assets or other similar transaction which would have a significant financial impact on the bank without prior approval of the FDIC. The subsidiary banks are already substantially subject to each of these prohibitions.

Subsidiary Bank Corrective Resolutions

On June 12, 2009, each of our wholly-owned bank subsidiaries received a proposed memorandum of understanding (“MOU”) from the Florida Office of Financial Regulation (the “OFR”). With the OFR’s consent and approval, the board of directors of each of our subsidiary banks voluntarily adopted corrective resolutions (“Corrective Resolutions”) in lieu of the proposed MOUs. The final Corrective Resolutions, adopted by the board of directors of each of our subsidiary banks on August 20, 2009, are specific to each of our subsidiary banks, but contain similar provisions and requirements, some of which are summarized below.

The board of directors of each of our subsidiary banks agreed to the following provisions in the applicable Corrective Resolutions:

•

Ensure that each subsidiary bank remains “well capitalized” at all times. Prepare and submit a capital plan to the OFR and the FDIC to achieve, by December 31, 2009, a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 11% and to achieve by June 30, 2010, a total risk-based capital ratio of at least 12%.

•

Prepare and submit a written risk reduction plan to reduce, in the aggregate, the balance of assets classified as “Substandard,” “Doubtful” or “Loss” according to a specific schedule for each subsidiary bank.

•

Direct management to systematically reduce the subsidiary bank’s concentration in high-risk commercial real estate loans, which include land, non-owner occupied commercial construction, and residential construction loans.

•

Amend the subsidiary bank’s liquidity policy to address and take into consideration the bank’s liquidity objectives and current risk profile, including a reduction in the net non-core funding dependence ratio to a specified percentage by December 31, 2010, with ongoing efforts to further reduce its dependence, and review the liquidity policy annually for adequacy and make appropriate revisions to the liquidity policy when necessary.

•	Submit to the OFR and the FDIC a strategic business plan and a comprehensive annual budget and earnings forecast for the remainder of 2009 and for 2010 and direct management to prepare a report detailing the subsidiary bank’s actual performance compared with the strategic plan and budget at each regular meeting of the subsidiary bank’s board of directors.

•	Amend the subsidiary bank’s written policies and procedures to address examination report comments and recommendations regarding the use of interest reserves.

•	Establish a sound ALLL methodology, submit the revised ALLL methodology to the OFR and the FDIC for review and comment and review the adequacy of the ALLL prior to the end of each calendar quarter.

•	Notify the OFR and the FDIC in writing when the subsidiary bank proposes to add any individual to its board of directors or employ any individual as an executive officer.

•

Furnish quarterly progress reports to the FDIC and the OFR along with a report detailing the subsidiary bank’s actual performance compared with the strategic plan and budget presented at each regular board meeting.

•	Refrain from extending any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the subsidiary bank that has been charged off or classified.

As of the date of this prospectus, we believe our subsidiary banks are in compliance with the Corrective Resolutions except that the subsidiary banks were not considered “well capitalized” as of December 31, 2009 and their balances of classified assets and commercial real estate loans remain above the levels contemplated by the Corrective Resolutions. Bank of Florida—Southwest had also not sufficiently reduced its net non-core funding dependence ratio. Furthermore, we do not expect to be in compliance with the capital requirements that will be effective as of June 30, 2010. Through this offering, our goal is to achieve and maintain “adequately capitalized” status through the end of 2010 and through a subsequent offering, or sale of one or more of our subsidiaries, to reach “well capitalized” status as promptly as possible.

Potential Consent Orders

Based upon the financial condition of our subsidiary banks, and subsequent correspondence with the FDIC, the FDIC has informed us that: (1) each of the subsidiary banks must notify the FDIC and the OFR before adding or replacing a member of their respective boards of directors or employing any person (including any existing employee) as a senior executive officer, and (2) the subsidiary banks may not, except under certain circumstances, enter into any agreements to make severance or indemnification payments or make any such payments to institution-affiliated parties. In addition, based on the subsidiary banks’ financial condition late in the third quarter, including additional internally classified loans, non-performing assets, and capital level and earnings performance, we understand that the FDIC plans to pursue and implement formal enforcement actions with respect to our subsidiary banks in the form of consent orders (“FDIC Orders”).

We currently expect the FDIC Orders will focus on the areas addressed by our existing Corrective Resolutions: to raise and maintain certain capital ratios, to improve asset quality, to reduce non-core funding dependence, and to reduce our commercial real estate loan concentrations, although the scope and terms of any FDIC Orders or any other action that the FDIC may take is unknown.

Our subsidiary banks must obtain prior approval from the FDIC before engaging in any transactions that would materially change the composition of their balance sheets. Such transactions include any transaction or transactions that would increase a subsidiary bank’s total assets by 5% or more, or that would significantly change the subsidiary bank’s funding resources, such as by increasing brokered deposits or other potentially volatile funding sources. In addition, our subsidiary banks cannot pay dividends to the Company without prior FDIC approval.

Company Resolutions

The Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). On June 12, 2009, we received a letter from the Federal Reserve Bank of Atlanta (the “Reserve Bank”) requiring us to provide advance notice to the Reserve Bank before appointing any new directors or senior executive officers, which the Federal Reserve may approve or disapprove, or entering into any agreement to provide indemnification or severance payments. The letter also requested our board of directors to adopt certain resolutions (the “Board Resolutions”). Our board of directors adopted the Board Resolutions on October 19, 2009.

The Board Resolutions provide that the Company may not, without prior Federal Reserve approval, incur debt, including trust preferred securities; declare or pay dividends including the payment of dividends on our outstanding Series B Preferred Stock; reduce the Company’s capital position by purchasing or redeeming any shares of our capital stock except for any redemption of shares of our outstanding Series B Preferred Stock following an equity offering of not less than $30 million; or make any payment representing a reduction of capital other than the payment of normal and routine operating expenses. The Board Resolutions also require our board of directors to submit financial statements and confirmation of compliance with the Board Resolutions.

Rescission Offer

From March 2005 through October 2009, participants in our 401(k) Plan purchased shares of our common stock for an aggregate purchase price of approximately $2.2 million. These transactions were not exempt from the registration requirements of federal securities laws and we did not seek to register those transactions under such laws. Accordingly, the shares of our common stock purchased in the 401(k) Plan were likely purchased in violation of federal securities laws, and may be subject to rescission. In order to address this issue, we intend to make a rescission offer to the purchasers of those shares after we have returned each of our subsidiary banks to “well capitalized” status and have obtained approval of such payments by the Federal Reserve as required by our Board Resolutions. If our rescission offer is accepted by all offerees, we could be required to make aggregate payments to those participants of up to approximately $2.2 million, including statutory interest. At this time we are not aware of any claims for rescission against us and we do not expect our aggregate exposure under federal securities laws to exceed approximately $2.2 million.

Our making this rescission offer may not terminate a purchaser’s right to rescind a sale of securities that was not properly registered or otherwise exempt from registration. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under federal law for the purchase price of these shares up to the aggregate amount of approximately $2.2 million, including statutory interest.

Additionally, we may have been required to file Annual Reports on Form 11-K for the 401(k) Plan for 2005, 2006 and 2007. If we ultimately determine that such filings were required, we will use our best efforts to file such reports within 60 days of the conclusion of this offering and to determine if we are subject to any other penalties due to such non-filing.

Conversion or Redemption of Series B Preferred Stock

The terms of our Series B Preferred Stock require in connection with this offering of shares that we offer holders of shares of our Series B Preferred Stock the opportunity to convert each share of Series B Preferred Stock into a number of shares of common stock equal to 25,000 divided by the public offering price of each share of our common stock in this offering. Upon the closing of the conversion, any shares of Series B Preferred Stock not converted will be redeemed at a redemption price equal to $25,000 per share following this offering.

If all holders of our Series B Preferred Stock decide to convert their shares, we will issue approximately an additional              shares of common stock to such holders. Conversely, if no holders of our Series B Preferred Stock exercise their option to convert, our costs to redeem all outstanding shares of our Series B Preferred Stock will be approximately $4.3 million plus accrued but unpaid dividends since October 1, 2009. We currently expect holders of at least 46% of our outstanding Series B Preferred Stock to exercise their option to convert, which would result in maximum costs of approximately $2.3 million to redeem the remaining shares. However, we can make no assurance that such current expectations will be realized. Immediately prior to redemption and conversion, we expect to declare a final dividend payment on the Series B Preferred Stock. The payment of the final dividend requires the prior approval from the Federal Reserve, and we cannot guarantee that we will receive such approval. If we cannot obtain Federal Reserve approval to pay such dividends at the time of conversion and redemption, we intend to declare the dividend and defer payment thereof subject to obtaining such approval.

Operating Strategy

Our primary operating strategy consists of the following:

•

Capitalize on current market opportunities. Despite the difficult market environment affecting our markets and financial institutions generally, we see that opportunities remain for us to take advantage of the unprecedented disruption that has occurred the markets in which we operate. These opportunities not only include loan and deposit growth, but also the opportunity to add new customer relationships with our trust company subsidiary. Larger regional and national institutions continue to restrict lending, and we can benefit from this by delivering consistent, competitive banking services in our markets. We also believe that the current economic and market environment will provide us with significant opportunities to continue our recent success in hiring experienced bankers and investment management professionals away from our competitors. We expect to opportunistically hire lenders or teams of lenders who can immediately generate quality loans through their existing customer relationships.

•

Focus on core deposit growth. Each of our subsidiary banks has developed a strong customer base within its communities through innovative, personalized marketing techniques. We believe that our current geographic footprint offers the opportunity for continued core deposit growth. We intend to leverage the current market disruption to further strengthen our core deposit market share in each of our regions of operation. While competitive market pricing on deposits may create pressure on our net interest margin, and while we are currently subject to regulatory restrictions on the interest rates that we may pay on our deposits, our goal is to establish customer relationships that are not driven by interest rates, but rather by personalized and responsive service designed to meet customers’ needs.

•

Effectively manage non-performing assets. As a result of real estate market conditions, specifically relating to our local markets, we have experienced a significant rise in non-performing assets. We have been increasingly aggressive dealing with problem assets across our loan portfolio and are actively managing our non-performing portfolio through the Special Assets Division. We have implemented a culture which emphasizes the early detection of non-performing assets, and we will continue to evaluate potential impairments of values and losses. Our recently concluded external stress test, in addition to our established internal and external loan reviews, have provided us additional data to effectively evaluate and manage our portfolio.

•

Continue to reduce high-risk assets. Each of our subsidiary banks recently adopted a commercial real estate loan concentration reduction plan to continue to reduce high-risk commercial real estate as a percentage of our capital. We will continue to monitor concentrations, specifically in the stressed construction and land development segments of our portfolio. Going forward, our plan is to focus on lower-risk lending segments, including commercial and industrial loans, as well as owner-occupied commercial real estate. We are being highly selective in making new loans, and seeking profitable client relationships as opposed to undertaking isolated transaction-oriented loans. The board of directors of each of our subsidiary banks has adopted a plan to systematically reduce the amount of concentration of high-risk CRE loans and has submitted such plans to the OFR. Each plan includes quarterly targets of high-risk CRE loans as a percentage of capital or adjusted capital to implement such reduction before December 31, 2010. The plans also include procedures for monitoring compliance with the submitted plan and require our subsidiary banks to submit monthly reports to the OFR demonstrating progress.

•

Develop our existing relationships. Expanding our existing client relationships is an important part of our strategy. As our clients’ needs change and grow, we seek to grow with our clients and continue to provide them with our custom-tailored, flexible services. We believe we have a significant opportunity to further develop our existing client relationships in each of our banking offices. In particular, we seek to develop our wealth management business through our existing banking clients.

•

Capitalize on strong demographics. We operate in several of the most historically attractive markets in Florida, specifically Collier and Lee Counties in the Southwest; Broward, Palm Beach and Miami-Dade Counties in the Southeast; and Hillsborough and Pinellas Counties in the Tampa Bay area. From 2000 to 2009, the weighted average population change for these counties was approximately 23.8%, compared to the nationwide average of 10.0%. The projected five-year population increase is approximately 8.3%, compared to the nationwide expected average of 4.6%. We seek to capitalize on future loan, deposit and wealth management growth opportunities in these attractive markets.

•

Leverage operating efficiencies. We have recently been able to capitalize on our significant investments in infrastructure, operations and technology, and have initiated company-wide cost saving initiatives. Our decentralized subsidiary management teams spend the majority of their time focusing on providing superior, personalized customer service and not on day-to-day back office operations. Our subsidiary banking teams leverage local decision-making capabilities and stay attuned to community matters, while at the same time relying on our sophisticated back office support from our lead bank subsidiary, similar in structure to a larger banking institution.

•

Capitalize on extra FDIC insurance coverage through multi-bank structure. We currently operate three separate state-chartered subsidiary banks which allow us to spread accounts among our three subsidiary banks to increase the available FDIC deposit insurance coverage to $750,000 per depositor. We believe that our ability to offer this higher level of FDIC insurance coverage compared to our single-bank competitors has been attractive to prospective depositors, and provides extra insurance coverage conveniently. We may, however, consider the consolidation of our subsidiary banks into one chartered institution if we determine that the costs associated with separately chartered banks exceed the benefits thereof.

Our ability to execute the growth oriented aspects of this strategy is currently severely limited by our, and our subsidiary banks’, current capital levels and the regulatory enforcement actions to which we, and our subsidiary banks, are currently subject and to which we anticipate being subject.

****

Our principal executive offices are located at 1185 Immokalee Road, Naples, Florida 34110 and our telephone number at that address is (239) 254-2100. Our internet address is www.bankofflorida.com. The information contained on our website is not part of, or incorporated by reference into, this prospectus.

The Rights Offering and the Supplemental Offering

Subscription Price:	$ per share in the rights offering and in the supplemental offering.

Minimum Offering and Escrow:	We must accept subscriptions for a minimum of shares, representing approximately $45,000,000 in aggregate proceeds, in the rights offering and the supplemental offering collectively. All funds received pursuant to exercises of rights or pursuant to subscriptions in the supplemental offering will be held in escrow with Pacific Coast Bankers’ Bank, pending a first closing upon reaching the minimum offering size. At our discretion, we will conduct subsequent closings during the offering periods. We will issue shares of stock as soon as practicable after each closing. If we do not reach the minimum offering, we will return all subscription funds without interest or deduction.

Rights Offering:	We are distributing at no cost or charge to our shareholders three subscription rights for each share of common stock owned as of 5:00 p.m., Eastern Time, on the record date, March 8, 2010. These rights may be exercised only by you, and cannot be sold, transferred or assigned to anyone else.

Basic Subscription Privilege:	For each right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Shares Offered:	We are offering a total of 38,873,694 shares in connection with the basic subscription privilege in the rights offering.

Over Subscription Opportunity:	If you exercise your basic subscription privilege in full, you will also have an opportunity to subscribe to purchase any shares that our other subscription rights holders do not purchase under their basic subscription privilege and up to 44,600,000 additional shares that we may elect to issue in our sole discretion to accommodate oversubscription requests and/or to facilitate sales of shares to new investors in the supplemental offering that we are undertaking concurrently with the rights offering.

We reserve the right to reject in whole or in part any or all oversubscription requests, and we may choose to issue some or all of the shares that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

Expiration of Rights:	The subscription rights will expire at 5:00 p.m., Eastern Time, on April 16, 2010, unless the expiration date is extended to no later than July 30, 2010. We reserve the right to extend the subscription rights period at our sole discretion.

Procedures for Exercising Rights:	The subscription rights may be exercised at any time during the subscription period. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of an oversubscription request), to our escrow agent before the expiration of the rights.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the escrow agent on time, you may follow the guaranteed delivery procedures described below under the heading entitled “The Offering and Plan of Distribution—Notice of Guaranteed Delivery.”

Supplemental Offering:	Concurrent with the rights offering, we are also conducting a supplemental offering of common stock. In the supplemental offering, we are offering for sale up to an additional 44,600,000 shares, which may also be used to satisfy oversubscription requests in the rights offering at our discretion.

Procedures for Subscribing in the Supplemental Offering:	Investors may subscribe for a minimum of 1,000 shares in the supplemental offering. To subscribe, you must properly complete the enclosed subscription agreement and deliver it, along with the full subscription price, to our escrow agent before the expiration of the supplemental offering on April 30, 2010, unless extended by us, in our sole discretion, to no later than July 30, 2010.

No Revocation:	You may not revoke an exercise of rights in the rights offering or a subscription in the supplemental offering.

Discretion to Accept or Reject Subscriptions:	We reserve the right to reject in whole or in part any or all subscription requests in the supplemental offering, and we may choose to issue some or all of the shares that we may issue in the supplemental offering.

No Board of Directors Recommendation:	Our board of directors is making no recommendation regarding the exercise of rights or participation in the supplemental offering.

Use of proceeds:	We intend to use approximately $37.0 million of the proceeds from this offering to capitalize our subsidiary banks to return them to “adequately capitalized” levels. Of this amount, we currently intend to contribute capital of approximately $20.0 million into Bank of Florida-Southwest, $7.0 million into Bank of Florida-Southeast and $10.0 million into Bank of Florida-Tampa Bay. This assumes no unanticipated loan losses or deterioration in our credit quality, and no other charges against our earnings, such as write-downs or write-offs.

We also intend to use the proceeds to redeem shares of Series B Preferred Stock not converted into common stock following this offering, as well as for general corporate purposes. Based on our current expectations that at least 80 shares of Series B Preferred Stock will be converted into shares of our common stock by Company directors and executive officers, up to 92 shares of Series B Preferred Stock held by others may be redeemed for an aggregate redemption price of approximately $2.3 million. See “— Conversion or Redemption of Series B Preferred Stock.”

Conversion of Series B Preferred Stock:	Separately and following this offering, our articles of incorporation require us to offer holders of shares of our Series B Preferred Stock the opportunity to convert each share of our $25,000 stated value Series B Preferred Stock into shares of common stock at a conversion price equal to the public offering price of each share of common stock in this offering. Any shares of Series B Preferred Stock not so converted will be redeemed for $25,000 per share following this offering. Company directors and executive officers hold approximately 80 shares of our outstanding Series B Preferred Stock (46% of the total number of outstanding shares of Series B Preferred Stock) and have indicated their intent to convert their shares of Series B Preferred Stock into shares of our common stock.

Risk factors:	Before you decide to invest in our common stock, you should carefully review this entire prospectus, including the risk factors set forth under the “Risk Factors” section of this prospectus and of the documents incorporated by reference into this prospectus. See “Risk Factors” and “Where You Can Find More Information.”

Nasdaq Global Market symbol:	BOFL.

Where You Can Find More Information:	If you have any questions regarding the rights offering or need additional copies of documents related to exercise of rights, please contact our information agent, Regan & Associates, Inc. at 1 (800) 737-3426.

If you have any questions regarding the supplemental offering or need additional copies of documents related to subscribing for shares, please contact our placement agent, Kendrick Pierce & Co. at 1 (866) 254-2265.

Selected Financial Data

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is incorporated by reference into this prospectus.

The selected consolidated statement of operations data for the years ended December 31, 2009, 2008 and 2007, and the selected balance sheet data as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2006 and 2005 and the selected consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from our audited financial statements that are not included in or incorporated by reference into this prospectus.

Historical results are not necessarily indicative of future results, and the results for the year ended December 31, 2009, are not necessarily indicative of our expected results for any future period.

	At and for the Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands, except per share amounts)
Statement of Operations Data:
Total interest income	$71,463	$83,327	$84,155	$52,330	$28,491
Total interest expense	34,811	40,535	40,931	21,221	9,348
Net interest income before provision for loan losses	36,652	42,792	43,224	31,109	19,143
Provision for loan losses	73,670	24,488	4,254	2,836	1,903
Net interest income after provision for loan losses	(37,018)	18,304	38,970	28,273	17,240
Noninterest income	8,869	4,702	5,588	4,242	3,259
Noninterest expense	108,551	44,061	39,980	28,585	19,344
(Loss) income before taxes (benefit)	(136,700)	(21,055)	4,578	3,930	1,155
Income taxes (benefit)	10,798	(7,833)	1,835	1,611	(3,728)
Net (loss) income	(147,498)	(13,222)	2,743	2,319	4,883
Consolidated Balance Sheet Data:
Total assets	$1,402,343	$1,549,013	$1,310,488	$883,102	$569,782
Total cash and cash equivalents	68,667	47,938	17,388	27,744	50,117
Investment securities	98,674	117,976	38,008	41,724	18,622
Loans, net	1,213,033	1,275,311	1,144,762	783,610	486,722
Allowance for loan losses	42,063	29,533	14,431	7,833	4,603
Intangible assets	2,471	64,850	65,597	13,831	925
Deposits	1,187,318	1,166,282	937,116	691,180	495,080
Other borrowings	167,138	188,474	171,090	53,500	14,000
Stockholders’ equity	43,836	189,979	198,931	135,505	59,061
Per Share Data:
Basic (loss) income per share	$(11.54)	$(1.03)	$0.23	$0.29	$0.82
Diluted (loss) income per share	(11.54)	(1.03)	0.23	0.28	0.79
Book value per common share	3.07	14.87	15.57	14.15	9.94
Tangible book value per common share	2.88	9.79	10.43	12.71	9.78
Weighted average shares outstanding—basic	12,788,450	12,779,020	11,768,529	8,026,312	5,595,233
Weighted average shares outstanding—diluted	12,788,450	12,779,020	11,905,196	8,278,210	5,813,230
Total shares outstanding	12,968,898	12,779,020	12,779,020	9,575,153	5,943,783
Performance Ratios:
Return on average assets, annualized	(9.64)%	(0.93)%	0.23%	0.32%	0.98%
Return on average common stockholders’ equity, annualized	(91.61)	(6.70)	1.54	2.26	9.79
Interest-rate spread during the period	2.77	2.89	3.17	3.59	3.55
Net interest margin	2.85	3.34	3.98	4.48	4.11
Efficiency ratio(1)	262.99	92.83	81.91	80.86	86.35
Asset Quality Ratios:
Allowance for loan losses to period end loans	3.47%	2.32%	1.26%	1.00%	0.94%
Allowance for loan losses to non-performing loans	25.57	41.10	101.69	1,160.26	1,435.40
Net charge-offs to average loans, annualized	5.37	0.78	0.04	0.03	0.03
Non-performing assets to period end total assets	12.75	4.95	1.19	0.08	0.06
Capital and Liquidity Ratios:
Average equity to average assets	10.67%	13.86%	15.08%	14.02%	10.34%
Leverage (4.00% required minimum)	2.41%	7.86	10.24	13.95	10.28
Risk-based capital:
Tier 1	2.94%	8.64%	10.14%	13.97%	10.48%
Total	5.33%	11.12	12.57	16.19	13.37
Average loans to average deposits	95.61	112.82	117.31	105.87	92.81
Net non-core funding dependence ratio	34.48	53.33	38.03	29.36	23.10
Trust Assets Under Administration:
Total assets under administration	$740,545	$494,633	$499,350	$415,318	$390,002
Trust fees	2,579	2,719	3,017	2,589	1,546
Trust fees as a % of average assets under administration, annualized	0.39%	0.58%	0.60%	0.65%	0.50%
Reconciliation of Tangible Book Value per Common Share to Book Value per Common Share:
Tangible book value per common share	$2.88	$9.79	$10.43	$12.71	$9.78
Effect of Goodwill and other intangibles	0.19	5.08	5.14	1.44	0.16

Book value per common share	$3.07	$14.87	$15.57	$14.15	$9.94

(1)	Efficiency ratio is noninterest expense divided by the total of net interest income before provision for loan losses plus noninterest income (excluding net securities gains and losses).

RISK FACTORS

Investing in shares of our common stock is speculative and involves a high degree of risk, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in, and incorporated by reference into, this prospectus before purchasing shares of our common stock. These risks could materially affect our business, results of operations or financial condition and the trading price of our common stock. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely could be material or could occur. You could lose up to your entire investment.

Risks Related to the Conduct of Our Business

There are substantial doubts as to our ability to continue as a going concern and it is possible that our subsidiary banks may fail and be placed into receivership with the FDIC.

In its report dated March 2, 2010, our independent registered public accounting firm stated that our net losses raise substantial doubts about our ability to continue as a going concern. In that firm’s opinion, our ability to continue as a going concern is in doubt as a result of the continued deterioration of our loan portfolio and is subject to our ability to service our existing loans in a manner that will return the Company to profitability or to identify and consummate a strategic transaction, including the potential sale of the Company. Furthermore, we anticipate the Directives to require us to return our subsidiary banks to “adequately capitalized” status within 30 days of issuance or arrange for the sale of them. If we are not able to successfully accomplish such actions, it is possible that our subsidiary banks may fail and be placed into receivership with the FDIC.

Our board of directors is actively considering strategic alternatives, including this offering. We can give no assurance that we will identify an alternative that allows our stockholders to realize an increase in the value of the Company’s common stock. We also can give no assurance that a transaction or other strategic alternative, once identified, evaluated and consummated, will provide greater value to our stockholders than that reflected in the current stock price. In addition, a transaction, which would involve equity financing, would result in substantial dilution to our current stockholders and could adversely affect the price of our common stock. If we are unable to return to profitability and if we are unable to identify and execute a viable strategic alternative, we may be unable to continue as a going concern.

The capital raised in this offering may not be sufficient to absorb future losses, stabilize the Company’s capital position or permit future growth.

We believe the minimum offering size of $45,000,000 million will return each of our bank subsidiaries to “adequately capitalized” status, meet the requirements of the anticipated Directives and stabilize the Company’s capital position. However, if we experience unexpected future losses, due to continued degradation of asset quality or otherwise, the capital raised in this offering may not be sufficient to stabilize the Company and may result in further regulatory action, including the possible issuance of new Directives or the failure of our subsidiary banks and the placement of them into receivership with the FDIC. Even if our subsidiary banks and the Company do continue to operate, the amount of capital we are raising in this offering may not be sufficient to permit us to resume our previous growth strategy. We expect to raise additional capital for our subsidiary banks through a subsequent offering within the next year. We are also considering borrowing funds to contribute as capital to our banks, attempting to redeem our subsidiary banks’ subordinated debentures at a discount (which would increase Tier 1 capital, but decrease total capital) or selling of one or more of our subsidiaries. There can be no assurance that any of these actions will be successful.

We are required to maintain capital to meet regulatory requirements, and if we fail to maintain sufficient capital, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

Each of our subsidiary banks is expected to become subject to a Directive to return itself to “adequately capitalized” status. Furthermore, the board of directors of each of our subsidiary banks has adopted Corrective

Resolutions, which commit the respective subsidiary banks to remain “well capitalized” at all times and to reach by December 31, 2009 (and thereafter maintain), a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 11% and to reach, by June 30, 2010 (and thereafter maintain), a total risk-based capital ratio of at least 12%. As December 31, 2009, however, none of our subsidiary banks were “well capitalized.” As of that date, Bank of Florida – Southwest had a Tier 1 leverage capital ratio of 1.24% and a total risk based capital ratio of 2.99%; Bank of Florida – Southeast had a Tier 1 leverage capital ratio of 3.44% and a total risk based capital ratio of 6.47%; and Bank of Florida – Tampa Bay had a Tier 1 leverage capital ratio of 2.66% and a total risk based capital ratio of 4.37%. Any further enforcement action taken by our regulators, whether pursuant to the pending Directives, FDIC Orders or otherwise, could require our subsidiary banks and/or the Company to maintain higher levels of capital.

Our ability to achieve these goals depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry and market conditions, and governmental activities, many of which are outside our control, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to satisfy these capital ratios and other regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

Our failure to meet our regulatory capital requirements could result in further formal enforcement actions against us or our subsidiary banks, the possible failure of the subsidiary banks, and could further affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends, our ability to make acquisitions, and our business, results of operations and financial condition.

The real estate market could cause further increases in delinquencies and non-performing assets, including loan charge-offs.

Declines in the housing and commercial real estate markets over the past two years have negatively affected credit performance of many financial institutions’ loans, including ours. Many lenders have reduced and, in some cases, ceased providing funding to borrowers, including other financial institutions engaged in financing real estate. This market turmoil and tightening of credit has led to an increased level of commercial and consumer delinquencies, reduced confidence in the financial sector, and increased volatility in the financial markets all of which have adversely affected our business, financial condition and results of operations.

A significant portion of our loan portfolio consists of mortgages secured by real estate located in Collier and Lee Counties of Florida. We also have been generating a significant amount of real estate-secured loans in Broward, Palm Beach, Miami-Dade, Pinellas, and Hillsborough Counties. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. Over the past two years, real estate prices in each of our markets have significantly declined. This has affected our borrowers’ ability, especially in the case of land, construction and development loans to sell properties to realize sufficient proceeds to repay our loans. If real estate prices continue to decline in any of these markets, the value of the real estate collateral securing our loans could be further reduced. This could increase the number of problem loans and the value of our other real estate owned and adversely affect our financial performance and condition.

As of December 31, 2009, our residential real estate secured loans, including lines of credit secured by real estate, and commercial real estate secured loans comprised 20.9% and 68.8% of our loan portfolio, respectively. Continuation of the downturn could further depress our earnings and our financial condition because:

•	an increasing number of borrowers may not be able to or may choose not to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline further may be illiquid or not have readily determinable value;

•	the quality of our loan portfolio may decline further; and/or

•	customers may not want or need our products and services.

Any of these could cause further increases in delinquencies and non-performing assets or require us to charge off a higher percentage of our loans and/or increase substantially our provision for loan losses, any of which could result in future losses and reductions in our capital.

We have incurred cumulative losses since we commenced operations and expect to incur losses in the future.

Since commencing operations on August 24, 1999, we have incurred an accumulated deficit of approximately $162.6 million through December 31, 2009. This deficit is due to the goodwill impairment charge, allowance against our deferred tax assets, substantial increase in provision for loan losses, the costs of establishing our business strategy, which included establishing our subsidiaries and infrastructure, especially before 2008, and loan losses and the continuing expansion of banking activities in our markets.

We expect to incur losses through 2010. We cannot provide any assurances that we will not incur additional losses, especially in light of economic conditions that continue to adversely affect our borrowers and our local markets. Further losses in 2010 could require us to access additional capital, which may or may not be available.

Our losses in 2009 were significantly higher than in 2008. Those losses have significantly depleted our capital, and future losses would further deplete our capital. These losses and capital levels have caused our independent auditors to question our ability to continue as a going concern.

We expect further formal regulatory enforcement actions that could have a material adverse effect on our business, operations, financial condition, results of operations or the value of our common stock.

In August 2009, the board of directors of each of our subsidiary banks adopted Corrective Resolutions proposed by the OFR pursuant to which we agreed, among other things, to increase capital levels, decrease commercial real estate loan concentration, improve asset quality by reducing classified assets, and take steps to increase earnings and decrease reliance on brokered deposits and non-core deposits In addition, at the request of the Federal Reserve, our board of directors adopted the Board Resolutions, which prohibit us from incurring debt or reducing our capital through dividends, stock repurchases or other non-routine expenditures (other than redemption of our Series B Preferred Stock in certain offerings) without prior Federal Reserve approval.

We expect the FDIC to pursue formal enforcement actions through the Directives and the FDIC Orders. We currently expect the Directives to require our subsidiary banks to reach “adequately capitalized” status and the FDIC Orders to focus on matters contained in the current Corrective Resolutions, such as requirements for our subsidiary banks to raise and maintain certain capital ratios; to increase earnings; and to reduce classified assets, non-core funding and commercial real estate loan concentrations. However, there can be no assurance as to the scope or terms of the Directives or any particular FDIC Order. The Directives or the FDIC Orders could require more capital than may be available to our subsidiary banks from proceeds of this offering. Other regulatory authorities could take enforcement actions against the Company or the subsidiary banks.

The terms of any such enforcement action could have material adverse effects on our business, operations, financial condition, results of operations and the value of our common stock.

Liquidity risks could affect operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our funding sources include federal funds purchased, brokered and other non-core deposits, and short- and long-term debt. As a result of being less than adequately-capitalized as of December 31, 2009, we are not able to accept, renew or rollover brokered deposits (including deposits through the CDARs program). We also are limited by the FDIC in the rates we may pay on any deposits. The FDIC also has restricted us from significantly changing our funding sources by increasing brokered deposits or other potentially volatile funding sources.

Our subsidiary banks are also members of the Federal Home Loan Bank of Atlanta, or “FHLB”, and the Reserve Bank, where we can obtain advances collateralized with eligible assets. We also maintain a portfolio of securities that can be used as a secondary source of liquidity. Our access to funding sources, including our ability to acquire additional non-core deposits, the issuance and sale of debt securities, and the issuance and sale of additional preferred or common securities in public or private transactions, may not be available to us when needed as a result of regulatory actions or otherwise, or on reasonably acceptable terms or conditions.

Since late 2007, and particularly during the second half of 2008 and through 2009, the financial services industry and the credit markets generally have been materially and adversely affected by reduced availability of liquidity. The liquidity issues have been particularly acute for regional and community banks, as many larger correspondent lenders have significantly curtailed their lending to regional and community banks due to the increased levels of losses that they have suffered on such loans. In addition, many of the larger correspondent lenders have reduced or even eliminated Federal Funds lines for their correspondent customers. Furthermore, regional and community banks generally have less access to the capital markets than do the national and super-regional banks because of their smaller size and limited analyst coverage.

Our liquidity, on a parent-only basis, is adversely affected by our current inability to receive dividends from our subsidiary banks. In addition, the Board Resolutions prohibit us from incurring debt at the holding company level, including debt associated with trust preferred securities, without prior approval from the Reserve Bank. Our liquidity, on a consolidated basis, is also adversely affected by our subsidiary banks’ restricted access to additional non-core deposits pursuant to regulatory restrictions. Bank of Florida-Southwest and Bank of Florida-Southeast are required to reduce their respective net non-core funding dependence ratios to 40% by December 31, 2010. Bank of Florida-Tampa Bay is required to reduce the dependence ratio to 35% by December 31, 2010. At December 31, 2009, the net non-core funding dependence ratios for Bank of Florida-Southwest, Bank of Florida-Southeast and Bank of Florida-Tampa Bay were 41.94%, 39.10% and 25.93%, respectively. There is no guarantee that our subsidiary banks will be able to maintain or achieve such ratios timely, or that we will be able to meet our liquidity needs. Our financial flexibility could be severely constrained if we are unable to renew our wholesale funding or if adequate funding is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loan originations, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At December 31, 2009, our non-performing loans were $164.5 million, or 13.56% of our loan portfolio, and our non-performing assets (which include non-performing loans) were $178.8 million, or 12.75% of total assets. In addition, we had approximately $63.8 million in accruing loans that were 30 to 89 days delinquent at December 31, 2009.

Our non-performing assets adversely affect our net income in various ways. Until economic and market conditions improve, we expect to continue to incur additional losses relating to an increase in non-performing loans. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. We do incur the costs of funding problem assets and other real estate owned, however. When we take collateral in foreclosures and similar proceedings, we are required to mark the collateral to its then fair value less expected selling costs, which, when compared to the principal amount of the loan, may result in a loss. In addition, given the increased levels of mortgage foreclosures in our market areas, the foreclosure process is now taking longer than it has in the recent past; this has served to increase the cost of foreclosures and the time needed to take title to the underlying property. Once we do take possession to foreclosed real estate, the costs of maintenance, taxes, security and potential environmental liability can be significant and serve to decrease the amount of recovery we may realize upon a sale of the property.

These non-performing loans and other real estate owned also increase our risk profile and the capital our regulators believe is appropriate in light of such risks. Pursuant to the Corrective Resolutions, our subsidiary banks have resolved to reduce classified assets according to a bank-specific schedule, and the pending FDIC Orders, could impose additional requirements. There can be no assurance that: (i) we will be able to reduce our non-performing assets timely; (ii) that we will not experience further increases in non-performing loans in the future; or (iii) we can reduce our non-performing assets consistent with the Corrective Resolutions or the FDIC Orders. Any of these actions may result in additional future credit losses and additional regulatory enforcement actions.

The amounts of our recovery of loan losses through foreclosure and sale of real estate collateral may be adversely affected by superior rights of community development district bond holders.

Many real estate developments in Florida financed the building of infrastructure through community development districts’ issuance and sale of bonds. These bonds are typically secured by liens on the real estate located within the relevant district and those liens are typically superior to real estate mortgages securing bank acquisition and development loans. If we take possession of real estate located in such districts, it is possible that our ability to sell the real estate could be limited due to the outstanding bonds remaining as a debt secured by the real estate or the bondholders may take actions to foreclose our interest in the property by declaring the bonds in default.

Losses from loan defaults may exceed the allowance we establish for that purpose, which will have an adverse effect on our business.

We maintain an ALLL to provide for anticipated losses inherent in our loan portfolio. The ALLL reflects management’s estimates and judgments of probable losses in the loan portfolio at the relevant balance sheet date. We evaluate the collectability of our loan portfolio and provide an ALLL that we believe is adequate based upon various factors including, but not limited to: the risk characteristics of various classifications of loans; previous loan loss experience; specific loans that have loss potential; delinquency trends; the estimated fair market value of the collateral; current economic conditions; the views of our regulators; and geographic and other loan concentrations, including commercial real estate concentrations.

We cannot be certain that our ALLL will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, or borrower behaviors towards repaying their loans. The credit quality of our borrowers and the value of the collateral we hold for loans have deteriorated as a result of the economic downturn in our markets. If the credit quality of our customer base or their debt service behavior materially decreases further, if the risk profile of a market, industry or group of customers declines further or weaknesses in the real estate markets and other markets and the economy persist or worsen, or if our ALLL is not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected.

As a result of the Corrective Resolutions, our subsidiary banks have amended their ALLL methodology and submitted the revised methodology to the OFR and the FDIC for review and comment. Our subsidiary banks also agreed to review the adequacy of the ALLL prior to the end of each calendar quarter. There is no assurance that we will not be required by our regulators to take additional provisions for loan losses in the future to further supplement the ALLL, or make other changes to our ALLL methodology or our loan impairment recognition practices, particularly if market or economic conditions worsen beyond those that we currently expect. Additions to our ALLL will reduce our earnings or increase loan losses and adversely affect our business, financial condition and results of operations.

We may merge our three bank subsidiaries into one consolidated bank which could decrease the value of our franchise and limit our ability to participate loans or place deposits within our Company.

If we consolidate our subsidiary banks, the value of our franchise could be diminished. Prospective purchasers may value the multi-bank structure we currently employ. In addition, we would lose the ability to sell one of our bank subsidiaries. From an operational perspective, we would lose the ability to open customers’

deposit accounts at each bank subsidiary and to participate loans among the banks. We would also lose the benefit of having three distinct, independent boards of directors. Specifically, we would lose the benefits of both their knowledge of the communities in which we operate and their contributions with respect to referring loan and deposit relationships to us.

Our exposure to credit and regulatory risk is increased by our commercial real estate and commercial and industrial lending.

Commercial real estate and commercial and industrial lending historically have had higher credit risk than single-family residential lending. Such loans typically involve larger loan balances to a single borrower or related borrowers. At December 31, 2009, commercial real estate loans (including loans secured by mortgages on multifamily properties) increased to $661.2 million, and commercial and industrial loans increased to $112.4 million.

At December 31, 2009, non-performing commercial real estate (including construction and land development loans and multi-family residential loans) and commercial and industrial loans totaled $136.6 million and represented 11.2% of total loans compared to a balance of $52.6 million at December 31, 2008, which represented 4.1% of total loans.

Commercial real estate loans can be affected by adverse conditions in local real estate markets and the economy, generally because commercial real estate borrowers’ ability to repay their loans depends on successful development and the sale or leasing of their properties, or any other factors. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

A commercial business loan is typically based on the borrower’s ability to repay the loan from the cash flows of the business. Such loans may involve risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate, or fluctuate in value based on the success of the business. Because commercial real estate, commercial business and construction loans are vulnerable to downturns in the business cycle, further economic weakness could cause more of those loans to become non-performing. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

Pursuant to the Corrective Resolutions, the board of directors of each of our subsidiary banks adopted a plan to systematically reduce the amount of concentration of high-risk commercial real estate loans and has submitted such plans to the OFR. Each plan includes quarterly targets of high-risk commercial real estate loans as a percentage of capital or adjusted capital to implement such reduction before December 31, 2010. The plans also include procedures for monitoring compliance with the submitted plan and require our subsidiary banks to submit monthly reports to the OFR demonstrating progress.

Real estate construction, land acquisition and development loans are based upon estimates of costs and values associated with the completed project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

At December 31, 2009, we had a balance of $216.6 million or approximately 17.8% of our total loan portfolio in construction, land acquisition and development loans. Such loans involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values, especially in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental or occupancy rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it. We may use a loan-funded interest reserve upon origination of construction, land acquisition and development loans based on the feasibility of the project, the creditworthiness of the borrower and guarantors, and the protection provided by the real estate and other collateral which allows our subsidiary banks to periodically advance loan funds to pay interest charges on the outstanding balance of the loan. However, such practice must comply with relevant FDIC policies and guidance.

We are exposed to environmental liabilities with respect to properties we operate and to which we take possession.

When we foreclose on property or are deemed to “operate” collateral, we may become exposed to potential liability under applicable environmental laws. If hazardous substances are discovered on such property, we may be liable to governmental agencies or third parties for the costs of remediating the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. If we ever become subject to significant environmental liabilities, our financial condition, results of operations and cash flows could be materially and adversely affected.

Credit risk cannot be eliminated.

There are risks in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from economic and market conditions. For real estate loans, there are risks that the appraisal we obtain from a third-party appraiser of the value of properties proves to be overstated or market values or rental occupancy rates decline, which may result in inadequate security for the repayment of the loan. We attempt to reduce our credit risk through loan application approval procedures, monitoring the concentration of loans within specific industries and geographic location, the review and monitoring of our third-party appraisers and periodic independent reviews of outstanding loans by our loan review and audit departments as well as external auditors. While these procedures should reduce our risks, such risks can never be eliminated.

We are in default under two of our existing repurchase agreements, and our counterparty may exercise its rights under the agreements, which could materially and adversely affect our financial position, liquidity and earnings.

Two of our subsidiary banks are parties to similar master repurchase agreements and confirmations, or “Repos,” with Citigroup Global Markets, Inc., or “Citi”. Pursuant to the Repos, each such subsidiary bank sold Citi $10.0 million of securities, subject to their obligation to repurchase such securities at a specific price in 2013. The Repos provide that if either of our subsidiary banks fails to remain “well capitalized” for regulatory purposes, an event of default will be deemed to have occurred under each of the Repos. We notified Citi that an event of default has occurred and is continuing under each of the Repos, and Citi has reserved all its rights upon an event of default under each Repo.

If Citi exercises its remedies under the Repos, then: (i) our subsidiary banks would be obligated to immediately repurchase all securities sold to Citi under the Repos; (ii) all income paid after the declaration on the securities sold would be retained by Citi and applied to the aggregate unpaid repurchase prices and any other amounts owing by our subsidiary banks; and (iii) our subsidiary banks would have to immediately deliver to Citi any purchased securities subject to the Repos then in their possession or control. We have been informed that Citi would also charge our subsidiary banks an approximately $1.5 million of total penalty for early termination of these Repos. If Citi exercises its right to declare an event of default and exercise its remedies under the Repos, then our financial position, liquidity and earnings may be materially and adversely affected.

Changes in interest rates could continue to have significant adverse effects on our financial condition and results of operations.

Our profitability depends upon net interest income, which is the difference between interest earned on assets, such as the loans and investments in our portfolio, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Market interest rates can change as a result of a number of unpredictable factors, including general economic conditions (domestic and foreign) and fiscal and monetary policies. These factors can be influenced, in turn, by events beyond our control, including inflation, recession, unemployment, changes in the money supply and domestic and international developments. Our net interest income is also adversely affected by our levels of non-performing assets which, while those do not generate increased income, require funding from interest-bearing deposits and other liabilities.

Interest rates are particularly sensitive to policy decisions of the Federal Reserve. From June 2004 to mid-2006, the Federal Reserve raised the Federal Funds rate from 1.0% to 5.25%. Beginning in September 2007, the Federal Reserve decreased the Federal Funds rates by 100 basis points to 4.25% at December 31, 2007, and has since reduced the target Federal Funds rate to a range between zero and 25 basis points. Decreases in interest rates generally increase the market values of fixed-rate, interest-bearing investments and loans held, and increase the values of loan sales and mortgage loan activities. However, the production of mortgages and other loans and the value of collateral securing our loans are dependent on demand within the markets we serve, as well as interest rates. The levels of sales, as well as the values of real estate in our markets, have declined. Declining interest rates reflect efforts by the Federal Reserve to stimulate the economy, but may not be effective, and thus may negatively affect our results of operations and financial condition, liquidity and earnings.

Because we typically rely on short-term deposits to fund long-term loans and other investments, changes in the yield curve or in the maturity profile of our assets and liabilities can also adversely affect our business. When differences between short- and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income. Our net interest income may also be reduced if more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or if more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

We are also exposed to market risk due to the volatility of interest rates. Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or the implied volatility of or expected changes in interest rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Additionally, a substantial and sustained increase in interest rates could harm our ability to originate loans because refinancing an existing loan or taking out a subordinate mortgage would be less attractive, and qualifying for a loan may be more difficult. An increase in interest rates may also affect our customers’ ability to make payments on their existing loans, which could in turn increase loan losses. In addition, higher interest rates could also increase our costs of deposits and borrowed funds.

The need to account for assets at market prices may adversely affect our results of operations.

We report certain assets, including available-for-sale and trading securities and assets, at their fair values. Generally, assets required to be carried at fair value are valued based on quoted market prices or on valuation models that use market data inputs. Because we carry these assets on our books at their fair values, we may incur losses even if the assets in question present minimal credit risk. Given the continued disruption in the capital markets, we may be required to recognize other than temporary impairments in future periods with respect to securities in our portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in fair value of the securities and our estimation of the anticipated recovery period. Other than temporary impairments may adversely affect our results of operations, including our financial condition and capital.

The decreased values of real estate collateralizing our loans are based only on our internal modeling.

In determining the amount of provisions to our ALLL, we frequently estimate the values of real estate collateral securing our loans. These estimates are based only on our internal models and estimates generated on the experience and judgment of our management. Unless required by law, we do not usually obtain updated appraisals or other third-party evaluation of such collateral. Therefore, the estimates of collateral values that we use may not be accurate and may expose us to greater risk of loss in the event of loan defaults and our taking ownership of such collateral through the foreclosure process.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures.

We have become subject to restrictions on the amount of interest that we can pay our customers, which could cause our deposits to decrease. Because we depend on deposits as a source of liquidity, a decrease in deposits would adversely affect our ability to continue as a going concern. We have traditionally obtained funds principally through local deposits and we have a base of lower cost transaction deposits. Generally, we believe local deposits are a more stable source of funds than brokered deposits or other borrowings because local accounts typically reflect a mix of transaction and time deposits, whereas brokered deposits typically are higher cost time deposits. Our costs of funds and our profitability and liquidity are likely to be adversely affected, if and to the extent we have to rely upon higher cost borrowings from other institutional lenders or brokers to fund loan demand or liquidity needs, and changes in our deposit mix and growth could adversely affect our profitability and the ability to expand our loan portfolio. As of December 31, 2009, brokered deposits accounted for approximately $153.7 million, or approximately 12.9%, of our total consolidated deposits. Our subsidiary banks, following the filing of their December 31, 2009 call reports, are not be able to accept, renew or roll over brokered deposits, including CDARs, or pay interest rates more than 75 basis points above prevailing market rates in our local markets or national rates released by the FDIC Our subsidiary banks stopped accepting new brokered deposits and are limiting their renewal and roll over activities to reciprocal CDARs deposits as of October 29, 2009. As a result, it is possible that we could experience a decrease in new deposits, and our existing customers may transfer their deposits to other institutions that are able to offer higher interest rates, which could have a material adverse effect on our ability to continue as a going concern.

Current levels of market volatility have been significant, and negative conditions and new developments in the financial services industry and the credit markets have and may continue to adversely affect our operations, financial performance and stock price.

The capital and credit markets have been experiencing volatility and disruption for more than a year. The markets have placed downward pressure on stock prices and the availability of capital, credit and liquidity has been adversely affected for many issuers, in some cases, without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience adverse effects, which may be material, on our ability to maintain or access capital and credit, and on our business, financial condition (including liquidity) and results of operations.

Uncertainty about the economy and its direction with the expectation for little or no economic growth as well as high unemployment during the next 12-18 months has adversely affected the financial markets. Loan portfolio performances have deteriorated at many financial institutions, including ours, resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting loans. The competition for deposits has increased significantly due to liquidity concerns. Stock prices of bank holding companies, like ours, have been negatively affected by the recent and current conditions in the financial markets, as has our ability, if needed, to raise capital, compared to prior years.

Recent legislation and government actions in response to market and economic conditions may significantly affect our operations, financial condition, and earnings.

In response to this financial crisis affecting the banking system and financial markets, the United States Congress enacted the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009. Under these and other laws and government actions:

•

the U.S. Department of the Treasury, or “Treasury,” has provided capital to financial institutions and adopted programs to facilitate and finance the purchase of problem assets and finance asset-backed securities via the Troubled Assets Relief Program, or “TARP”;

•

the FDIC has temporarily increased the limits on federal deposit insurance and has also provided temporary liquidity guarantee, or “TLG”, of all FDIC-insured institutions and their affiliates’ debt, as well as deposits in noninterest-bearing transaction deposit accounts; and

•	the federal government has undertaken various forms of economic stimulus, including assistance to homeowners in restructuring mortgage payments on qualifying loans.

TARP and the TLG are winding down, and the effects of this wind-down cannot be predicted.

In addition, the federal government is considering various proposals for a comprehensive overhauling reform of the financial services industry and markets and coordinating reforms with other countries. There can be no assurance that these various initiatives or any other future legislative or regulatory initiatives will be successful at improving economic conditions globally, nationally or in our markets, or that the measures adopted will not have adverse consequences.

Changes in business and economic conditions, in particular those in the Florida markets in which we operate, could continue to lead to lower revenue, lower asset quality and lower earnings.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to economic conditions in Southwest and Southeast Florida and Tampa Bay, Florida. These local economies are heavily affected by population inflows, real estate, tourism and other service-based industries. Factors that could affect these local economies include declines in local population growth and tourism, higher energy costs, higher unemployment rates, reduced consumer or corporate spending, natural disasters or adverse weather, and the recent significant deterioration in general economic conditions. The current economic recession has been exacerbated by the declines in valuations of commercial and residential real estate in our markets after years of growth. Unemployment has also been significant, with an unemployment rate of approximately 11.8% for all of Florida, as of December 31, 2009. A sustained economic downturn could further adversely affect the quality of our assets, credit losses, and the demand for our products and services, which could lead to lower revenue and lower earnings.

The Florida economy remains weaker than in recent years. We believe population growth has stabilized for the State of Florida, but at a lower level than recent years. Visitor arrivals remained lower than in previous years and unemployment levels increased with similar trends expected for 2010. We continually monitor changes in the economy, including population growth, levels of visitor arrivals and spending, changes in housing prices, and unemployment rates. These trends have contributed to an increase in our non-performing loans and reduced asset quality. If market conditions remain at current levels or deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our collateral supporting loans, the losses associated with loans, and the net realizable value of other real estate owned.

The costs of FDIC insurance and the TLG guarantees have increased and are expected to continue to adversely affect our results of operations.

FDIC insurance expense has increased substantially, from $748,900 in 2008 to $2.4 million in 2009, which includes a special assessment. We expect to pay significantly higher FDIC premiums in the future, including approximately $36 million in 2010, especially until our regulatory capital and risk profile improve. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced its ratio of reserves to insured deposits. The FDIC has adopted a revised risk-based deposit insurance assessment schedule which raised deposit insurance premiums, and the FDIC has also implemented a special assessment on all depository institutions. Additional special assessments may be imposed by the FDIC for future periods. We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts guarantee program and debt guarantee program. Banks that participate in the TLG’s noninterest-bearing transaction account guarantee pay the FDIC a fee for such guarantee. These actions have significantly increased our noninterest expense in 2009 and are expected to increase our costs for the foreseeable future. The FDIC has recently proposed actions requiring all FDIC-insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012, to be collected on December 30, 2009, which is expected to further increase our noninterest expense in 2009, unless an exemption is granted by the FDIC. Our subsidiary banks’ insurance premiums will also increase as a result of becoming less than “well capitalized.” TLG’s noninterest-bearing transaction account guarantee program was extended to June 30, 2010, and we did not opt out from the extended period of the program. Institutions that participate in the extended program are required to pay 15 to 25 basis points annualized fee in accordance with its risk category rating assigned by the FDIC.

The Corrective Resolutions and the pending FDIC Orders applicable to us will require a deposit funding subject to higher FDIC insurance costs.

We operate in an environment highly regulated by federal and state government; changes in federal and state banking laws and regulations could have a negative impact on our business.

As a bank holding company, we are regulated primarily by the Federal Reserve. Our subsidiary banks are regulated primarily by the OFR and the FDIC. Federal and various state laws and regulations govern numerous aspects of our subsidiary banks’ operations, including:

•	capital adequacy, funding sources and financial condition;

•	permissible types and amounts of extensions of credit and investments;

•	permissible non-banking activities; and

•	restrictions on dividend payments.

Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. We also undergo periodic examinations by one or more bank regulatory agencies. The outcome of each examination depends in part on banking regulators’ judgments, based on information available to them at the time of the examination, and may be beyond our control. In addition, the laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Existing, pending and other regulatory enforcement actions upon the Company and our subsidiary banks could also adversely affect our business, results of operations, liquidity, financial condition and capital needs. Our costs of compliance could adversely affect our ability to operate profitably.

Our ability to recover our deferred tax assets and the value of net operating loss carryforwards may be reduced as a result of the sale of our common stock in this offering.

As of December 31, 2009, we had recorded a total valuation allowance against all of our deferred tax assets. We can provide no assurance that we will be able to reverse this allowance and recover our deferred tax assets. We will only be able to do so if future earnings support the likelihood that we will be able to utilize such assets.

There is also a significant likelihood that this offering will cause a reduction in the value of our net operating loss (“NOL”) carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.”

We are subject to various reporting requirements that increase compliance costs, and failure to comply timely could adversely affect our reputation and the value of our securities.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and Nasdaq. In particular, we are required to include management and independent auditor reports on internal controls as part of our Annual Report on Form 10-K pursuant to Section 404 of the Sarbanes-Oxley Act. We expect to continue to spend significant amounts of time and money on compliance with these rules. In addition, pursuant to the Corrective Resolutions adopted by our subsidiary banks and the Board Resolutions adopted by our board of directors, we are required to prepare and submit various reports to our regulators, and the pending FDIC Orders may impose further reporting obligations. Compliance with various regulatory reporting requires significant commitments of time from management and our directors, which reduces the time available for the performance of their other responsibilities. Our failure to track and comply with the various rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, lead to additional regulatory enforcement actions, and could adversely affect the value of our securities.

Our trust company subsidiary may be adversely affected by changes in economic and market conditions.

Our trust company subsidiary may be negatively impacted by changes in general economic conditions and conditions in the financial and securities markets, including the values of assets under administration and management for its clients. Our management contracts generally provide for fees payable for services based on the market value of assets under administration. Accordingly, decreases in securities prices will have an adverse effect on our results of operations from this business. In addition, decreases in the value of our customers’ trust accounts, such as accompanied the significant decline in the financial and securities markets since the second half of 2008, can cause us to lose trust customers, including those who are also wealth management customers. These events could reduce our non-interest income from our trust company and adversely affect our results of operations and financial condition.

Our subsidiary banks face strong competition in their market areas that may limit their asset growth and profitability.

Our primary market areas are the urban areas in Southwest and Southeast Florida and in the Tampa Bay area of Florida. The banking and trust businesses in these markets are extremely competitive, which may limit our markets growth and profitability. Each of our subsidiaries competes for loans and deposits with other national, regional and local banks, savings institutions, trust companies and non-bank financial institutions located or doing business within their market area, many of which are significantly larger institutions. Non-bank competitors include mortgage bankers and brokers, finance companies, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. Many of our competitors are well-established, and substantially larger financial institutions with greater financial and personnel resources. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. In addition, our ability to compete may be further restricted by the Corrective Resolutions, the Board Resolutions, the expected FDIC Orders, various regulatory rules and restrictions as a result of our subsidiary banks’ current capital levels and any other regulatory restrictions or actions.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, may lead to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions.

Our ability to attract and retain management and key personnel may affect future growth and earnings and may be adversely affected by compensation and employment restrictions to which we may be subject.

Our success is largely dependent on the personal contacts of our officers and employees in our market areas. If we lose key employees, temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees leave to work for our competitors. Our future success depends on the continued contributions of our existing senior management personnel, including, but not limited to, our Chief Executive Officer and President Michael L. McMullan and the Chief Executive Officers and Presidents of our subsidiaries. Both the Company and our subsidiary banks are currently required to obtain regulatory approval to add new executive officers or directors or to enter into any agreement to provide indemnification or severance payments. The personal and financial disclosures required by the regulators of prospective executives and directors are detailed and invasive. For this reason, we may not be able to attract qualified candidates who are willing to provide the necessary disclosures. The Federal Reserve and the FDIC have indicated they are considering policies to change financial institutions compensation to avoid promoting undue risk taking. The terms of these policies are unknown, and the timing and effects of any such policies on us are unknown, also.

Additionally, due to our current financial condition, our regulatory enforcement actions and the concerns over our ability to continue as a going concern, it may be difficult to retain or recruit employees at all levels and in all areas of our operations. We may also determine it is prudent to reduce our workforce through layoffs. If we are unable to maintain sufficient levels of staffing, our ability to effectively serve our clients could be reduced, which could have an adverse effect on our results of operations.

There can be no assurance that our, or our subsidiaries, current boards of directors or management teams will remain in place following this or subsequent offerings.

The size of this offering may cause significant dilution to the voting power of our current shareholders. Similarly, future capital raising efforts, which are likely to occur within the next year, will also likely dilute the voting interests of our then-current shareholders. Our new shareholders, who will have significantly larger voting control over election of our directors. Such new shareholders may elect different directors than are now serving and those new directors may in turn replace our management and the directors and management of our subsidiaries.

Technological changes affect our business, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, and new technology-driven products and services are frequently being introduced. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that provide convenience to customers and create additional efficiencies in operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. Many competitors have substantially greater resources to invest in technological improvements.

Adverse events and severe weather conditions could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

The Florida economy relies heavily on tourism and seasonal residents. An act of war and acts of terrorism or other conflicts involving national security could affect general economic conditions in Florida, which would also negatively affect the businesses and customers in our markets which rely on tourism and seasonal residents. Our market areas are also susceptible to hurricanes and tropical storms and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes will affect our operations or the economies in our current market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of future hurricanes or tropical storms, including flooding and wind damage. Many of our customers have incurred significantly higher property and casualty insurance premiums on their properties located in our markets, which may adversely affect real estate sales and values in our markets.

Risks Related to the Offering and Our Common Stock.

The minimum size of the offering is approximately $45,000,000.

The rights offering and the supplemental offering are being made on a “best efforts” basis, which means there is no guarantee that we will be able to sell all or any of the securities offered. We can conduct a closing of the offering after raising approximately $45,000,000 in gross aggregate proceeds. Although we expect this sum to be beneficial in meeting our capital needs, it may not be enough to address all of our immediate capital needs or in providing sufficient capital to continue to grow our asset size and take advantage of an economic recovery. In the event we are unable to raise sufficient capital from the rights offering and the supplemental offering, it is likely that we will be unable to continue to grow as planned, which may adversely affect future earnings. Regardless of the number of shares that we sell in the rights offering or the supplemental offering, we expect to need to obtain additional capital within the next year so that we can successfully meet our regulatory capital needs and execute our business strategy. Such subsequent capital raise may dilute your investment in this offering.

We may terminate the offerings and return your subscription payments without interest.

We may, in our sole discretion, decide not to continue with the rights offering or the supplemental offering, or to terminate the rights offering or the supplemental offering at any time. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate the offerings, but we are reserving the right to do so. If we terminate the offerings, the only obligation we will have to you is to return your subscription payments, without interest or deduction.

You will not be able to revoke your exercise of subscription rights or subscription for shares in the supplemental offering.

Once you exercise your subscription rights, you may not revoke the exercise. Once you submit a subscription for shares in the supplemental offering, you may not revoke the subscription. Therefore, even if circumstances arise after you have subscribed for shares of our common stock in the offerings that cause you to change your mind about investing in our common stock, or if the offerings are extended, you will nonetheless be legally bound to proceed.

If you do not fully exercise your basic subscription privilege, your interest in us will be significantly diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

If you do not choose to fully exercise your basic subscription privilege, your percentage ownership interest in us will significantly decrease. In addition, if you exercise your basic subscription privilege in full but do not exercise your oversubscription opportunity and other stockholders fully exercise their basic subscription privilege and their oversubscription opportunity, or we otherwise issue additional shares to new investors in the supplemental offering, the percentage of our common stock owned by all other stockholders will increase. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The subscription price determined for the rights offering and the supplemental offering is not an indication of the fair value of our common stock.

Our board of directors determined the terms of the rights offering and the supplemental offering, including the subscription price, in its sole discretion. In determining the subscription price, our board of directors considered a number of factors, including:

•	the size and timing of the offerings and the price at which our stockholders and other investors might be willing to participate in an offering;

•	historical and current trading prices for our common stock;

•	the advice and input of our dealer manager and placement agent; and

•

analysis of information related to other recent rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the offerings were approved by our board or during the offering period. On March 8, 2010, the closing sale price for our common stock on the Nasdaq Global Market was $1.20 per share. We cannot assure you that the trading price of our common stock will not decline during or after the offerings. We also cannot assure you that you will be able to sell shares purchased in the offerings at a price equal to or greater than the subscription price.

The rights offering and the supplemental offering may cause the trading price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the rights offering and the supplemental offering, the announcement of the offerings and their terms, including the subscription price, together with the number of shares of common stock we could issue if the offerings are completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the offerings. If that occurs, your purchase of shares of our common stock in the offerings may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised or other subscriptions accepted and the purchasers of such shares choose to sell some or all of those shares, the resulting sales could also depress the trading price of our common stock.

Because you may not revoke or change your exercise of the subscription rights or subscription in the supplemental offering, you could be committed to buying shares above the prevailing trading price at the time the offerings are completed.

Once you exercise your subscription rights or submit a subscription in the supplemental offering, you may not revoke or change the exercise or subscription. The trading price of our common stock may decline before the offerings end. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $            per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is traded on the Nasdaq Global Market under the symbol “BOFL” and the closing sale price of our common stock on the Nasdaq Global Market on March 8, 2010 was $1.20 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the offering period.

Because we will have broad discretion over the use of the net proceeds from the offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds to increase the capital of our subsidiary banks. However, we may allocate the proceeds among various specific purposes as we determine is appropriate. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the offerings, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

There is no legal obligation for our directors or management to subscribe for any shares in the rights offering or in the supplemental offering.

None of our directors or members of management team is legally obligated to subscribe for any shares of common stock in the rights offering or in the supplemental offering. Because our directors and management are not required to subscribe for any shares of common stock in the offerings, they may choose to subscribe for less than the number of shares of common stock that they are entitled to purchase in the rights offering. Any failure on the part of our directors and management to participate significantly in the rights offering may jeopardize the likelihood of success for the rights offering and for the supplemental offering and could result in damage to our reputation.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we will not list the subscription rights on the Nasdaq Global Market, any other stock exchange, trading market or the OTC Bulletin Board. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

If we fail to continue to meet all applicable continued listing requirements of the Nasdaq Global Market and Nasdaq determines to delist our common stock, the market liquidity and market price of our common stock could decline, and our ability to access the capital markets could be negatively affected.

Our common stock is listed on the Nasdaq Global Market. To maintain that listing, we must satisfy minimum financial and other continued listing requirements. For example, Nasdaq rules require that we maintain a minimum bid price of $1.00 per share for our common stock. From late-November 2009 until late-January 2010, our common stock traded below this minimum bid price requirement and Nadasq began delisting procedures. Although the stock price has traded above that level since late-January 2010, it may again fall below the requirement in the future. If our stock price falls below $1.00 or we fail to meet other requirements for continued listing on the Nasdaq Global Market, and we are unable to cure the events of noncompliance in a timely or effective manner, our common stock could be delisted. If our common stock were again threatened with delisting from the Nasdaq Global Market, we may, depending on the circumstances, seek to extend the period for regaining compliance with Nasdaq listing requirements or arrange for our stock to be traded in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink OTC Markets or the OTC Bulletin Board. In that event, it could become more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, and there would likely also be a reduction in our coverage by the news media, which could cause the price of our common stock to decline further. In addition, the delisting of our common stock from a national exchange could materially adversely affect our access to the capital markets, and any limitation on market liquidity or reduction in the price of our common stock as a result of that delisting could adversely affect our ability to raise capital, if needed, on terms acceptable to us or at all.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors including: variations in our quarterly operating results; changes in the perception of our credit facility; changes in market valuations of companies in the financial services industry; fluctuations in stock market prices and volumes; issuances of shares of common stock or other securities in the future; the addition or departure of key personnel; seasonal fluctuations; changes in financial estimates or recommendations by securities analysts regarding us or shares of our common stock; and announcements by us or our competitors of new services or technology, acquisitions, or joint ventures.

Illustrative of the volatile nature of trading in our stock, in late January 2010, our stock experienced unusually high trading volumes and a significant increase in trading price.

Although publicly traded, our common stock has traded in limited volumes which may adversely affect the liquidity of our stock and the volatility of our share price.

Although our common stock is listed for trading on the Nasdaq Global Market, the average daily trading volume of our common stock in 2009 was 47,423 shares, which could affect the liquidity of our shares of common stock, and could increase the volatility. The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. The market price of shares of our common stock will fluctuate and may not be lower or higher than the price at which you purchase them at any time.

We have not paid dividends in the past and we are restricted in our ability to pay dividends to our shareholders.

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain all earnings to increase and maintain our subsidiary banks’ capital levels and to finance operations and the growth of our business. Therefore, any gains from your investment in our common stock must come from an increase in its market price.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve Board guidelines generally require us to review the effects of the payment of cash dividends in light of our earnings, capital adequacy and financial condition. See “Dividend Information.”

We adopted Board Resolutions on October 19, 2009, pursuant to which we generally must seek the approval of the Federal Reserve at least 30 days before declaring or paying dividends on any shares of our capital stock, including accrued dividends on our outstanding Series B Preferred Stock. In addition, we are not able to redeem or repurchase any shares of our capital stock, or otherwise reduce our capital position (except for the redemption of outstanding shares of our Series B Preferred Stock in connection with one or more public offerings of securities with an aggregate offering price of no less than $30 million and payment of normal and routine operating expenses), without the Federal Reserve’s consent.

We are a holding company with no independent sources of revenue and would likely rely upon cash dividends and other payments from our subsidiaries to fund any cash dividends we decided to pay to our shareholders. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our subsidiary banks and our trust company subsidiary to pay dividends to us is limited by their obligations to maintain sufficient capital and liquidity and by other general restrictions on dividends that are applicable to them, including the requirement under Florida law that they may not pay dividends if their net income from the current year combined with retained net income from the preceding two years is a loss or which would cause the capital accounts of the bank or trust company to fall below the minimum amount required by law, regulation, order, or any written agreement with the OFR or another federal regulatory agency. Our subsidiary banks are required to achieve and maintain regulatory capitals pursuant to the Corrective Resolutions have had substantial losses and are prohibited to pay any cash dividend to us without FDIC’s prior approval. Our losses including the total impairment of goodwill in 2009 will further decrease funds available for dividends from our banking subsidiaries.

We expect to authorize additional shares of common stock following this offering.

We expect to issue all or substantially all of our available authorized shares of common stock in connection with this offering and the conversion of our outstanding shares of Series B Preferred Stock. Accordingly, we expect to seek shareholder approval at a meeting of shareholders to increase our authorized shares of common stock. These additional shares of our common stock will be available for future issuances. Currently we have authorized 100 million shares of common stock and 10 million shares of preferred stock. We can make no assurance that our shareholders will approve any increase to our authorized shares of common stock. Such additional shares may be needed to raise additional capital to meet our potential requirements. Any additional shares available for future issuances may be issued at any time, at our board of directors’ discretion, and could discourage a takeover.

Future sales of our common stock or other securities will dilute the ownership interests of our existing shareholders and could depress the market price of our common stock.

In addition to the shares offered in this offering, it is likely that we will need to issue additional common stock or preferred stock in the near future to meet capital needs imposed by the Corrective Resolutions or the anticipated Directives and FDIC Orders. We can issue common stock without shareholder approval, up to the number of authorized shares set forth in our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). Our board of directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of common stock or other securities including securities convertible into or exchangeable for shares of our common stock, subject to limitations imposed by Nasdaq and the Federal Reserve. There can be no assurance that such shares can be issued at prices or on terms better than or equal to the terms obtained by our current shareholders. The issuance of any additional shares of common stock or convertible or exchangeable securities by us in the future may result in a reduction of the book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock or convertible or exchangeable securities will reduce the proportionate ownership and voting power of our existing shareholders.

In addition, sales of a substantial number of shares of our common stock or convertible or exchangeable securities in the public market by our shareholders, or the perception that such sales are likely to occur, could cause the market price of our common stock to decline. We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.

We cannot guarantee whether such financing will be available to us on acceptable terms or at all. If we are unable to obtain future financing, we may not have the capital and financial resources we require for our business or that are necessary to meet regulatory requirements.

The outstanding shares of our Series B Preferred Stock will be converted or redeemed following this offering, which may dilute our existing shareholders in the case of conversion and reduce our capital in the case of redemption. In addition, our ability to pay accrued dividends on those shares is restricted.

We are separately offering additional shares of our common stock to equal, in the aggregate to $4.3 million divided by the public offering price per share of our common stock in this offering to holder of the 172 outstanding shares of our Series B Preferred Stock. In the event that a holder of shares of Series B Preferred Stock elects not to convert some or all of such shares into shares of our common stock, we will be obligated to redeem the unconverted shares for $25,000 per share. The maximum amount of cash that we could be required to pay for the redemption of all 172 outstanding shares of our Series B Preferred Stock is $4.3 million. We have received indications from our executive officers and directors that they, in the aggregate, intend to convert 80 shares of Series B Preferred Stock into shares of our common stock, leaving up to $2.3 million shares of Series B Preferred Stock which may be either converted or redeemed. We can make no assurances, however, as to how many shares will be converted or redeemed. Any amounts expended on redemption of the Series B Preferred Stock will reduce our equity capital, which we currently expect to be less than $2.3 million.

We have the obligation to pay accrued dividends on the Series B Preferred Stock to the date set for conversion or redemption of the Series B Preferred Stock. We plan to request the Federal Reserve to allow us to make such dividend payment with respect to any converted or redeemed shares of our Series B Preferred Stock. However, we can offer no assurance that our request will be granted or as to the timing of such Federal Reserve action.

Shares of our preferred stock may be issued in the future which could materially adversely affect the rights of the holders of our common stock.

We have the authority under our Articles of Incorporation to issue additional series of preferred stock and to determine the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action of our shareholders. The rights of the holders of our common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. We presently have 172 shares outstanding of Series B Preferred Stock, which, pursuant to its terms, will be redeemed or converted into common stock following certain offerings of our common stock.

Offerings of debt, which could be senior to our common stock upon liquidation, or preferred equity securities, which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if the Company’s or our subsidiary banks’ capital ratios fall below regulatory requirements, we could be forced to raise additional capital through other securities offerings, including trust preferred securities, senior or subordinated notes and preferred stock. Holders of our debt securities and other lenders, as well as holders of our preferred securities generally will be entitled to receive distributions of our available assets prior to distributions to the holders of our common stock upon our bankruptcy, dissolution or liquidation. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our Articles of Incorporation and Bylaws contain provisions that may discourage a takeover.

Generally, our Articles of Incorporation and Bylaws contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

Risks Related to Our Growth Strategy

Our growth strategy may not be feasible or successful.

Our strategy through 2008 was to increase the size of our franchise through rapid growth and by aggressively pursuing business development opportunities. Our subsidiary banks are currently subject to restrictions which prohibit them from engaging in any transactions that would materially change the composition of their balance sheets without obtaining the FDIC’s approval. Such transactions include any transaction or transactions that would increase a subsidiary bank’s total assets by 5% or more or that would significantly change the subsidiary bank’s funding resources. Our current capital levels will also restrict our growth.

However, subject to regulatory restrictions on growth and adequate capital, when prudent opportunities present themselves, we intend to be in a position to take advantage of the long-term opportunities that we anticipate in our markets and expand our businesses. We can provide no assurance when we will be able to implement this strategy or that we will be successful in increasing the volume of loans, deposits and wealth management business cases at acceptable risk levels and upon acceptable terms and expanding our asset base while managing the costs and risks associated with this growth strategy. There can be no assurance that any further expansion will be feasible, profitable or that we will be able to grow as fast, or sustain, our historical rate of growth, either internally or through other successful expansions of our markets and new business lines, or that we will be able to maintain capital sufficient to support this growth.

Regulatory restrictions could severely limit future expansion plans.

Applications for the establishment of new branches and the acquisition of existing banks require prior state and federal bank regulatory approvals. Further, we are subject to the review of the FDIC under the Statement of Policy on the Acquisition of Failed Insured Depository Institutions if we plan to acquire a failed depository institution, including being well capitalized. Generally, banks subject to formal enforcement actions experience difficulties in obtaining regulatory approvals to add branches, or engage in business combinations.

Our Tampa Bay bank subsidiary is also subject to the “Enhanced Supervisory Procedures for Newly Insured FDIC-Insured Institutions” adopted on August 28, 2009, which extends the enhanced supervision of this bank which was organized in 2004 through November 4, 2011, and requires, among other things, higher FDIC insurance assessments and prior FDIC approval of changes in the business plan, even if the Corrective Resolutions and any pending FDIC Order were not present.

Our subsidiary banks’ ability to implement expansion plans is currently restricted by their prohibitions from engaging in any transactions that would materially change the composition of their balance sheets without obtaining an approval from the FDIC. Such transactions include any transaction or transactions that would increase a subsidiary bank’s total assets by 5% or more or that would significantly change the subsidiary bank’s funding resources.

Until we regain well capitalized status and have our regulatory enforcement actions lifted, our regulators prevent or significantly restrict expansion plans.

Future acquisitions and expansion activities may disrupt our business, dilute existing shareholders and adversely affect our operating results.

When our subsidiary banks meet their regulatory capital requirements, we may review potential acquisitions and expansion opportunities. To the extent that we are permitted to grow through acquisitions and new branches, we cannot assure you that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or businesses, as well as other geographic and product expansion activities, involves various risks including: risks of unknown or contingent liabilities; unanticipated costs and delays; risks that acquired new businesses do not perform consistent with our growth and profitability expectations; risks of entering new markets or product areas where we have limited experience; risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures; exposure to potential asset quality issues with acquired institutions; difficulties, expenses and delays of integrating the operations and personnel of acquired financial institutions, and start-up delays and costs of other expansion activities; potential disruptions to our business; possible loss of key employees and customers of acquired institutions; potential short-term decreases in profitability; and diversion of our management’s time and attention from our existing operations and business.

We may encounter unexpected financial and operating problems due to our rapid growth.

Until the end of 2008, we grew rapidly. We seek to resume growth as soon as feasible to meet the opportunities we see in our current markets and nearby markets. Growth, especially rapid growth, in the future may result in unexpected financial and operating problems, including problems in new additions to the loan portfolio due to the unseasoned nature of new credits. Acquisitions may add additional pressures to internal controls and financial and operating systems. We may open additional branches in the future. A newly opened branch is typically expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned, depending on our ability to control operating expenses and generate net interest income.

Attractive acquisition opportunities may not be available to us in the future.

While we seek continued organic growth, as our earnings and regulatory and capital positions improve, we may consider the acquisition of other businesses. We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire financial services businesses. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interest. Among other things, our regulators consider our capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals. Any acquisition could be dilutive to our earnings and shareholders’ equity per share of our common stock.

Our past growth may not be indicative of our future growth.

We may not resume our historical rate of growth or may not be able to grow our business at all. In addition, our prior growth may distort some of our historical financial ratios and statistics. Various factors, such as economic conditions, regulatory and legislative limitations and competition, may also impede or prohibit our ability to expand our market presence.

Our 401(k) Plan was not properly registered with the Securities and Exchange Commission and we may incur liability to our employees who purchased our common stock in our 401(k) Plan.

In 2005, we added shares of our common stock as an investment option to our 401(k) Plan. Therefore, the offer and sale of 401(k) Plan interests and underlying shares of common stock were required to be registered under the Securities Act of 1933, as amended, and certain disclosures were required to be delivered to our 401(k) Plan participants. We discovered that we had inadvertently failed to file the required registration statement with the Securities and Exchange Commission or to deliver the required disclosures to our 401(k) Plan participants. On October 30, 2009, we filed a registration statement covering the 401(k) Plan interests and the underlying shares of common stock.

Due to having not timely filed such a registration statement and not delivering the required disclosures, we may incur liability to the 401(k) Plan participants. As a result, after our subsidiary banks regain “well capitalized” status and the Federal Reserve approves such payments, we intend to make a rescission offer to our current and former 401(k) Plan participants who purchased our common stock in the 401(k) Plan, pursuant to which we will pay for shares properly delivered for rescission. If this rescission offer is accepted by all eligible 401(k) Plan participants, we could be required to make aggregate payments to those individuals of up to approximately $2.2 million plus statutory interest. Federal securities laws do not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required. If any or all of the offerees reject the rescission offer, we may continue to be liable under federal securities laws for up to the aggregate amount of approximately $2.2 million plus statutory interest.

Additionally, we may have been required to file Annual Reports on Form 11-K for the 401(k) Plan for 2005, 2006 and 2007. If we ultimately determine that such filings were required, we will use our best efforts to file such reports. The failure to have filed such reports, if required, may subject us to additional liability.

USE OF PROCEEDS

The minimum proceeds of this offering will be approximately $45,000,000. We expect the maximum proceeds of this offering to be approximately $            . We currently intend to use approximately $37.0 million of the proceeds from this offering to contribute as capital to our subsidiary banks to restore them to “adequately capitalized” status. Of this amount, we currently intend to contribute capital of approximately $20.0 million into Bank of Florida—Southwest, $7.0 million into Bank of Florida—Southeast, and $10.0 million into Bank of Florida—Tampa Bay. This assumes no unanticipated loan losses or deterioration in our credit quality, and no other charges against our earnings.

We also intend to use the proceeds to redeem shares of Series B Preferred Stock not converted into common stock following this offering, as well as for general corporate purposes. Based on our current expectations, no more than 92 shares of Series B Preferred Stock will be redeemed for an aggregate redemption price of approximately $2.3 million. Any remaining proceeds will be retained at the holding company level to fund corporate expenses. See “Prospectus Summary—Conversion or Redemption of Series B Preferred Stock.”

CAPITALIZATION

The following table sets forth our capitalization, book value per share and selected capital ratios, in each case at December 31, 2009, both on a historical basis and as adjusted to give effect to the sale of              shares of common stock in this offering, less maximum commissions of $3,150,000 and estimated expenses of $1,750,000, at an offering price of $            per share. The “as adjusted” figures also assume the conversion of all 172 shares of Series B Preferred Stock outstanding as of the date of this prospectus.

This table should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this document from our Annual Report on Form 10-K for the year ended December 31, 2009.

	December 31, 2009
	Actual	As Adjusted(3)
	(Dollars in thousands, except per share data)
Indebtedness
Subordinated debt	$16,000	$16,000
Federal Home Loan Bank advances	118,457	118,457
Other borrowings	32,681	32,681

Total indebtedness	$167,138	$167,138

Stockholders’ equity
Series A Preferred Stock, par value $0.01 per share; 50,000 shares designated, no shares issued or outstanding at December 31, 2009 or as adjusted	$—	—
Series B Preferred Stock, par value $0.01 per share; 520 shares designated, 172 shares issued and outstanding at December 31, 2009	3,971	—
Undesignated Preferred stock, par value $0.01 per share; 9,949,480 shares authorized, no shares issued or outstanding at December 31, 2009; and 9,949,480 shares authorized, no shares issued or outstanding as adjusted	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 12,968,898 shares issued and outstanding at December 31, 2009; and 100,000,000 shares authorized shares issued and outstanding as adjusted(1)	130
Restricted stock(2) , 168,500 common shares	(436)	(436)
Additional paid-in capital	201,173
Accumulated deficit	(162,634)	(162,634)
Accumulated other comprehensive income	1,632	1,632

Total stockholders’ equity	43,836	83,936

Total capitalization	210,974	251,074

Book value per share	$3.07
Capital ratios:(3)
Tier 1 leverage ratio	2.41%	5.38%
Tier 1 capital to risk-weighted assets	2.94%	6.56%
Total capital to risk-weighted assets	5.33%	8.97%

(1)	This table excludes 664,620 shares of common stock issuable upon exercise of warrants and options outstanding as of December 31, 2009.

(2)	As of December 31, 2009, there were 168,500 non-vested shares of restricted stock outstanding. The restricted stock was issued pursuant to the 2006 Stock Compensation Plan. All shares of restricted stock will be held by the Company until the restrictions are satisfied. The grants are divided into the following three categories: restricted shares vesting in one year (30,000 shares), performance based restricted shares vesting over three years and upon the Company’s achieving certain performance goals (60,500 shares) and restricted shares vesting over five years (78,000 shares).
(3)	These ratios as adjusted assume that the net proceeds will be invested initially in cash or cash equivalents until down-streamed to the subsidiary banks over time.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “BOFL.” The table below sets forth for the periods indicated, the high and low sales prices of our common stock as reported by Nasdaq.

Calendar Quarter Ended	High	Low
March 31, 2007	$20.68	$18.36
June 30, 2007	$19.49	$16.48
September 30, 2007	$17.68	$14.20
December 31, 2007	$16.90	$11.01
March 31, 2008	$12.12	$8.91
June 30, 2008	$11.20	$7.25
September 30, 2008	$9.89	$4.12
December 31, 2008	$8.60	$3.81
March 31, 2009	$4.62	$1.75
June 30, 2009	$4.25	$3.00
September 30, 2009	$3.59	$2.14
December 31, 2009	$2.50	$0.50
March 31, 2010 (through March 8, 2010)	$1.72	$0.72

On March 8, 2010, the closing price of our common stock on Nasdaq was $1.20 per share and there were 12,957,898 shares of our common stock outstanding, held by approximately 675 holders of record.

DIVIDEND INFORMATION

To date, we have not paid any dividends on our common stock since our organization in 1998. There are no current plans to pay cash dividends and we expect to retain any earnings to support our capital adequacy and growth.

At the request of the Federal Reserve, on October 19, 2009, our board of directors adopted the Board Resolutions which prohibit us from making dividend payments on our common stock or preferred stock, including Series B Preferred Stock, without prior approval from the Reserve Bank.

Florida law provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due. The Federal Reserve has policies that encourage bank holding companies to pay dividends from current earnings, and have the general authority to limit the dividends paid by bank holding companies, if such payment may be deemed to constitute an unsafe or unsound practice. If, in the particular circumstances, any of our regulators determines that the payment of dividends would constitute an unsafe or unsound banking practice, the Federal Reserve may, among other things, issue a cease and desist order prohibiting the payment of dividends by our subsidiary banks or us, respectively. Under a recently adopted Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if:

(i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

(ii) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

(iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Additionally, future dividend policy will depend on our subsidiaries’ earnings, capital requirements, financial condition, and other factors. The subsidiary banks and the trust company subsidiary are Florida state-chartered financial institutions. Florida law limits their ability to pay dividends, including a prohibition of payment of dividends from their capital under certain circumstances without the prior approval of the OFR. Except with the prior approval of the OFR, all dividends of any Florida bank or trust company must be paid out of retained net profits from the current period and the previous two years, after deducting charge-offs for bad debts, depreciation and other worthless assets, and making provision for reasonably anticipated future losses. In addition, state-chartered banks and trust companies are required to transfer at least 20% of their net income to surplus until their surplus equals their amount of paid-in capital. After the losses in the quarter ended December 31, 2009, including the write-off of all goodwill, Bank of Florida-Southwest had an accumulated deficit of $96.1 million, Bank of Florida-Southeast had an accumulated deficit of $29.4 million, and Bank of Florida-Tampa Bay had an accumulated deficit of $19.0 million.

We do not anticipate that our subsidiary banks will pay dividends in the foreseeable future so that they can attain and maintain the capital ratios required by the Corrective Resolutions, or as may be required by any future enforcement actions, and so that they can retain any earnings to support their growth. In addition, our subsidiary banks are currently prohibited from paying dividends to us without prior approval from the FDIC. See “Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2009 incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK

We have 110,000,000 shares of authorized capital stock, $0.01 par value per share, of which 100,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.

Common Stock

On December 31, 2009, we had 12,968,898 shares of common stock outstanding. Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We may pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods. We have not paid any cash dividends on our common stock since we were organized in 1998, and do not intend on paying cash dividends on our common stock for the foreseeable future.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to any class or series of preferred stock. Shares of our common stock are not redeemable or assessable, and have no subscription, conversion or preemptive rights.

Our common stock is currently listed for trading on the Nasdaq Global Market under the symbol “BOFL.” Holders of our common stock are not subject to any liability of the Company as shareholders.

Series A Preferred Stock

In connection with a private placement offering in 2004, we authorized 50,000 shares of Series A Preferred Stock. Currently, no shares of Series A Preferred Stock are outstanding. The shares were perpetual, had no voting rights, and had a liquidation preference of $100 per share. Dividends on Series A Preferred Stock, if issued and outstanding, are payable in kind when, as and if declared on the first day of each quarter, in arrears, at a quarterly rate of 0.02 shares of Series A Preferred Stock. The shares are redeemable at our discretion at any time. In the first year following issuance, the redemption price would be $105 per share until the first anniversary of issuance, declining $1.00 each year after issuance to a zero redemption price.

Series B Preferred Stock

In connection with a private placement offering in 2009, we authorized 520 shares of Series B Preferred Stock, of which 172 are currently outstanding. The shares are perpetual and nonvoting. Each share has a liquidation preference of $25,000 and pays a cumulative quarterly dividend of $625 per share. If we conduct any offering of any newly issued securities, such as the offering contemplated by this prospectus, the holders of shares of Series B Preferred Stock have the right to convert such shares of Series B Preferred Stock into the newly issued securities following the closing of the offering. In each such case, each share of Series B Preferred Stock can be converted into such number of newly issued securities as can be purchased for $25,000 at the stated offering price for such newly offered securities. If we conduct an offering that results in proceeds of at least $30,000,000 prior to January 1, 2011, and a holder elects to not convert the holder’s shares in the offering, or if a change in control occurs, we will be obligated to redeem such shares at $25,000 per share. If such an offering is not completed by January 1, 2011, we shall have the right to redeem the shares of Series B Preferred Stock at any time thereafter for $25,000 per share.

The shares of Series B Preferred Stock are not considered capital of the Company by the Federal Reserve.

Undesignated Preferred Stock

We currently have 9,949,480 shares of undesignated preferred stock. Our board of directors may designate these shares of preferred stock into one or more series and may fix and determine the relative rights and preferences of the shares of any series, including:

(i) the distinctive designation of such series and the number of shares which shall constitute such series;

(ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and the conditions upon which and the dates upon which such dividends shall accumulate;

(iii) the time or times when and the price or prices at which shares of such series shall be redeemable at our option and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of our affairs, and whether all or a portion thereof is paid before any amount is paid on the common stock;

(v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock or shares of any other series of preferred stock and the terms and conditions of such conversion or exchange; and

(vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

Our board of directors also has the power to reclassify any unissued shares of any series of preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

Securities Representing the Right to Acquire Shares of Our Common Stock

In connection with previous offerings of our common and preferred stock, we issued warrants to acquire shares of common stock. As of December 31, 2009, we had outstanding warrants to acquire 124,852 shares of our common stock at a weighted average exercise price of $3.44 per share.

As part of our compensation strategy, we have granted our directors, officers and employees stock options pursuant to our stock option plans. As of December 31, 2009, we had outstanding stock options to acquire 539,768 shares of our common stock at a weighted average exercise price of $14.19 per share.

Potential Changes in Control

The issuance of common stock and preferred stock could have possible anti-takeover effects. Authorized but unissued shares could (within the limits imposed by applicable law and Nasdaq listing rules) be issued in one or more transactions that could make a change of control of more difficult and, therefore, more unlikely. The authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some shareholders.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions

Our Articles of Incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Our Articles of Incorporation require the affirmative vote or consent of the holders of not less than two-thirds of the shares of each class of stock of the Company entitled to vote in elections of directors to authorize, adopt or approve a covered transaction as listed below; unless such transaction is approved by three-fourths of the entire membership of the board of directors, in which event the affirmative vote of not less than a majority of the holders of each class of stock of the Company entitled to vote in elections of directors shall be required. Such covered transactions include:

(i) any merger or consolidation of the Company or any subsidiary of the Company with or into any Interested Person (as defined in this Article of Incorporation) (regardless of the identity of the surviving corporation);

(ii) any sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value of twenty-five percent (25%) of the total assets of the Company) of the assets of the Company or any subsidiary of the Company to any Interested Person for cash, real or personal property, including securities, or any combination thereof;

(iii) any issuance or delivery of securities of the Company or a subsidiary of the Company (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration for or in exchange of any securities or other property (including cash); or

(iv) the liquidation of the Company (as defined in our Articles of Incorporation).

If the proposed covered transaction is with an Interested Person, then, in addition to the approval of the board of directors or any shareholder approval required by Florida law, and subject to certain exceptions set forth in our Articles of Incorporation, the affirmative vote or consent of the holders of a majority of the shares of each class of stock of the Company entitled to vote in elections of directors, which are not beneficially owned, directly or indirectly, by such Interested Person, is required for the approval, adoption or authorization of such a proposal with an Interested Person.

Our Articles of Incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. For example, our Articles of Incorporate require the board of directors, when evaluating any offer of another individual, firm, corporation or other entity (“Person”): (i) to make a tender or exchange offer for any equity security of the Company; (ii) to merge or consolidate the Company with such other Person; or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Company (such offers individually referred to as an “Acquisition Proposal”), to give due consideration to all relevant factors, including without limitation,

a. the consideration being offered in the Acquisition Proposal in relation to the then-current market price of the Company’s stock, but also in relation to the then-current value of the Company in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of the Company as an independent entity, and

b. the social and economic effects on the employees, customers, suppliers, and other constituents of the Company and on the communities in which the Company operates or is located and the desirability of maintaining independence from any other business or business entity.

The Articles of Incorporation also include provisions that make it difficult to replace directors. Specifically, subject to the rights of the holders of any series of preferred stock then outstanding, if any vacancy shall occur in our board of directors by reason of newly created directorships or resulting from the resignation, disqualification, retirement or death of a director, such vacancies will be filled by the affirmative vote of the majority of the directors then in office, and if not therefore filled by action of the directors, may then be filled by the shareholders at any meeting held during the existence of such vacancy. If any vacancy shall occur among the directors by reason of the removal from office of a director, such vacancy can only be filled by the vote of three- fourths of the outstanding shares of each class of stock entitled to vote in elections of directors. Any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualified. Furthermore, the affirmative vote of the holders of at least three-fourths of the total number of votes entitled to be cast by the holders of all of the shares of capital stock is required to amend, alter, change or repeal, or to adopt any provision as part of the Articles of Incorporation inconsistent with Article VI of the current Articles of Incorporation.

We also believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Our board of directors could authorize and issue a class or series of preferred stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that our shareholders otherwise consider to be in their best interest. We have no intent to issue any shares of preferred stock for the purpose of delaying, deferring or preventing a change in control or other transaction.

THE OFFERINGS AND PLAN OF DISTRIBUTION

Before exercising any subscription rights or subscribing in the supplemental offering, you should read carefully the information set forth under “Risk Factors” beginning on page 15.

General

Shares Offered. We are offering for sale a total of 83,473,694 shares of common stock. Of such shares, 38,873,694 shares are being offering pursuant to subscription rights in the rights offering and 44,600,000 shares are being offered to accommodate oversubscriptions in the rights offering and/or subscriptions in the supplemental offering. In addition, any shares not subscribed for in the rights offering may be offered and sold in the supplemental offering. Following the offerings, we are also offering up to              shares of common stock to the holders of our 172 outstanding shares Series B preferred stock in exchange for such shares.

Subscription Price. The subscription price in the rights offering and in the supplemental offering is $             per share of common stock The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition or any other established criteria for value. No change will be made to the subscription price by reason of changes in the trading price of our common stock or other factors prior to the expiration of this rights offering.

Determination of Subscription Price. Our board of directors determined the terms of the rights offering, including the subscription price, in its sole discretion. In determining the subscription price, our board of directors considered a number of factors, including: (i) the size and timing of the offerings and the price at which our stockholders and other investors might be willing to participate in an offering; (ii) historical and current trading prices for our common stock; (iii) the advice and input of our dealer manager and placement agent; and (iv) analysis of information related to other recent rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. On March 8, 2010, the closing sale price of our common stock on the Nasdaq Global Market was $1.20 per share.

Minimum Offering. In order to close the offerings, issue shares of common stock and transfer subscription proceeds into our capital, we must receive and accept, prior to the expiration of the rights offering and the supplemental offering, aggregate subscriptions for at least              shares of common stock, or approximately $45,000,000.

Offering Period. The rights offering and the supplemental offering will commence on March         , 2010. The rights offering will terminate, the subscription rights will expire, and the rights offering will terminate at 5:00 p.m., Eastern Time, on April 16, 2010, unless we decide to extend the rights offering until no later than July 30, 2010, in our sole discretion. The supplemental offering will terminate on April 30, 2010, unless we decide to extend the rights offering until no later than July 30, 2010.

Method of Payment. Payment for the shares of our common stock subscribed in either the rights offering or the supplemental offering must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Pacific Coast Bankers’ Bank, acting as Escrow Agent for Bank of Florida Corporation.” Payment should be sent to the escrow agent at: Pacific Coast Bankers’ Bank, 340 Pine Street, Suite 401, San Francisco, California, 94104, Attention: Bank of Florida Corporation Escrow Account.

Payment will be deemed to have been received by the escrow agent only upon its receipt of any certified check, bank draft drawn upon a U.S. bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration time to ensure that the escrow agent receives cleared funds before that time. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Escrow Agent. All subscription funds received will be deposited in an escrow account maintained by Pacific Coast Bankers’ Bank as escrow agent upon the receipt of funds.

If we have not received subscriptions for a minimum of              shares by the expiration of the offering periods, we will return to the subscribers all funds placed in the escrow account without interest or deduction for expense. When the minimum number of subscriptions is attained, we will conduct a first closing and the escrow agent will release all accepted subscription funds to us. We will conduct a subsequent closings at our discretion, up to the conclusion of the offering.

No Revocation of Subscriptions. Once you send in your subscription rights certificate or subscription agreement, and payment, you cannot revoke your subscription, even if the offering period has not yet ended, we extend the offering period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $             per share purchase price. You should not exercise your subscription rights, oversubscribe or subscribe for shares in the supplemental offering, unless you are certain that you wish to purchase shares of our common stock at a price of $             per share.

Issuance of Our Common Stock. When issued, the shares will be registered in the name of the subscription rights holder of record or to the subscriber’s name listed on a subscription agreement in the supplemental offering. Unless we earlier terminate the offerings, the shares of our common stock purchased in the offerings will be issued as soon as practicable following each closing.

Your payment of the aggregate subscription price for shares of our common stock subscribed for will be retained by the escrow agent and will not be delivered to us unless and until your subscription is accepted and we hold a closing. You will not be paid any interest on funds, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of the Company with respect to the shares of our common stock subscribed for in until the shares are issued to you.

Cancellation of Offerings. We may cancel the rights offering and/or the supplemental offering in our sole discretion at any time for any reason, including as a result of a change in the market price of our common stock. If we cancel this rights offering or the supplemental offering, any funds you paid will be refunded, without interest or deduction.

Our Determinations will be Binding. All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights or subscription agreements will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right or submission of any subscription agreement by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the dealer manager and placement agent nor the escrow agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Ambiguities in Subscriptions. If you do not specify the number of shares of our common stock being subscribed for on your subscription rights certificate or subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our common stock that could be subscribed for with the payment that the escrow agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to purchase, then you will be deemed to have subscribed for shares to the extent of the payment tendered.

Regulatory Limitations. Because we are a bank holding company, the Federal Reserve has the authority to, among other things, prevent individuals and entities from acquiring control of us. We will not issue to you shares of our common stock subscribed for in the rights offering or in the supplemental offering until you obtain all required non-objections and approvals, including, without limitation, the non-objection of the Federal Reserve, to own or control such shares. In general, an acquisition of 10% or more of our common stock will require the prior non-objection of the Federal Reserve. You are urged to consult with your own legal counsel regarding whether you are required to seek the prior non-objection of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

No Recommendations. Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights or subscribe for shares in the supplemental offering. You should make your decision based on your own assessment of your best interests.

If You Have Questions. If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact our information agent, Regan & Associates, Inc. at 1 (800) 737-3426.

If you have more questions about the supplemental offering or need additional copies of the subscription agreement, please contact our placement agent, Kendrick Pierce & Co. at 1 (866) 254-2265.

The Rights Offering

Subscription Rights. We are distributing to holders of our common stock as of March 8, 2010, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. The subscription rights will be evidenced by subscription rights certificates.

You will receive three subscription rights for each share of common stock you owned on the record date. Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $             per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

You may not sell, transfer or assign the subscription rights and they may only be exercised by you. The subscription rights will not be listed on the Nasdaq Global Market or any other stock exchange or trading market or on the OTC Bulletin Board.

On the record date, we had 12,957,898 shares of common stock outstanding. Therefore, we are offering for sale 38,873,694 shares of common stock in the rights offering pursuant to the exercise of subscription rights.

Oversubscription Opportunity. If you exercise your subscription rights in full, you will also have an opportunity to subscribe to purchase any shares that our other subscription rights holders do not purchase pursuant to their subscription rights and up to 44,600,000 additional shares that we may elect to issue to satisfy oversubscription requests and/or to facilitate sales of shares to new investors in the supplemental offering. You may exercise your oversubscription opportunity only if you exercise your basic subscription privilege in full.

To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your oversubscription opportunity with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the oversubscription opportunity you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You will not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription opportunity.

When you complete the portion of your subscription rights certificate to exercise your oversubscription opportunity, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your oversubscription opportunity at the same time you exercise your basic subscription privilege in full.

We reserve the right to reject in whole or in part any or all oversubscription requests regardless of the availability of shares. We also reserve the right to issue some or all of the shares that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

If holders exercise their oversubscription opportunity for more shares than are available to be purchased pursuant to the oversubscription opportunity, we will allocate the shares of our common stock to be issued pursuant to the exercise of the oversubscription opportunity in our sole discretion. If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The escrow agent will mail such refunds as soon as practicable after the completion of the offering.

Exercise of Subscription Rights. You may exercise your subscription rights by delivering to the escrow agent at or prior to the expiration time:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $ per share of our common stock subscribed for pursuant to your subscription rights.

You should deliver your subscription rights certificate and payment to the escrow agent as described above.

You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the escrow agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful.

Non-Transferability of Subscription Rights. Only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights.

Guaranteed Delivery Procedures. If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the escrow agent before the expiration time, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the subscription rights to the escrow agent before the expiration time;

•	deliver a notice of guaranteed delivery to the dealer manager at or before the expiration time; and

•

deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised, with any required signatures medallion guaranteed, to the dealer manager, within three business days after the date on which this rights offering expired.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the dealer manager. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock you are subscribing for pursuant to your subscription rights; and

•

your guarantee that you will deliver to the dealer manager any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date on which this rights offering expired.

Eligible institutions may also transmit the notice of guaranteed delivery to the dealer manager by facsimile transmission to 1-813-251-3383. To confirm facsimile deliveries, you may call 1-866-254-2265.

Signature Guarantees. Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the shares of our common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to the standards and procedures adopted by the dealer manager. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others. If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the shares subscribed for, to the dealer manager.

If you are a beneficial owner of our common stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to purchase shares of our common stock in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

The Supplemental Offering

Offering Size and Minimum Subscription. We will permit persons and entities who are not stockholders eligible to participate in the rights offering to submit subscriptions to purchase 1,000 or more shares of our

common stock at a purchase price of $            per share. We will sell up to 44,600,000 shares in the supplemental offering and/or to satisfy oversubscription requests in the rights offering. In addition, any shares not sold in the rights offering may be offered and sold in the supplemental offering.

Discretion to Accept Subscriptions. We reserve the right, in our sole discretion, to accept or reject in whole or in part any subscription that may be properly delivered to the placement agent pursuant to the supplemental offering. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the expiration date of the supplemental offering as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, the placement agent will return to the subscriber the unaccepted portion of the subscription funds, without interest or deduction, as soon as practicable.

Plan of Distribution

Rights Offering

The common stock offered pursuant to the rights offering is being offered by us directly to all holders of our common stock. We intend to distribute subscription rights certificates, copies of this prospectus, and certain other relevant documents to those persons that were holders of our common stock at 5:00, p.m., Eastern Time, on March 8, 2010, the record date for this rights offering.

We have retained Kendrick Pierce & Company Securities, Inc. to act as dealer manager in connection with the rights offering. Kendrick Pierce & Co. will provide corporate finance advisory services to us in connection with the rights offering and facilitate meetings with the holders of our common stock. Kendrick Pierce & Co. has no obligation to purchase, or procure purchases for, the shares of our common stock offered in the rights offering and is not acting as an underwriter in the rights offering.

We have agreed to pay Kendrick Pierce & Co. a financial advisory fee of $75,000 in connection with the rights offering, up to $37,500 of which will be subtracted from any fees due Kendrick Pierce & Co. upon the successful completion of the rights offering, provided that Kendrick Pierce & Co. receives at least $175,000 upon completion of the rights offering. We have also agreed to pay Kendrick Pierce & Co. 1.5% of the gross proceeds received by us upon successful completion of the rights offering, subject to a minimum of $175,000 and to reimburse Kendrick Pierce & Co. for up to $100,000 of its out-of-pocket expenses incurred in connection with this rights offering and the related supplemental offering whether or not such offerings are is completed. In addition, we have agreed to indemnify Kendrick Pierce & Co. with respect to certain liabilities, including liabilities under the federal securities laws.

Kendrick Pierce & Co. has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with the rights offering, nor has Kendrick Pierce & Co. prepared an opinion as to the fairness of the subscription price or the terms of the rights offering. Kendrick Pierce expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. Kendrick Pierce & Co. also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

The dealer manager agreement provides that the obligations of the dealer manager are subject to certain conditions precedent, including receipt of customary legal opinions, letters and certificates from our counsel, our independent auditors and us.

Registrar and Transfer Company is acting as the transfer agent and Regan & Associates, Inc. is acting as the information agent for the rights offering. We have agreed to pay the transfer agent and information agent customary fees plus certain expenses in connection with the rights offering. We have also agreed to indemnify the transfer agent and information against certain liabilities in connection with the rights offering. We estimate that our total expenses in connection with this rights offering will be approximately $850,000.

Supplemental Offering

Kendrick Pierce & Co. is acting as our placement agent for the supplemental offering. Subject to the terms and conditions contained in a placement agreement between us and Kendrick Pierce & Co., Kendrick Pierce & Co. has agreed to act as the placement agent for the sale of a minimum of _______ shares of our common stock up to 44,600,000 shares of our common stock. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, but instead has agreed to use its best efforts to arrange for the sale of all the shares of common stock offered in the supplemental offering.

We will pay Kendrick Pierce & Co. a placement fee equal to 7.0% of the public offering price of our common stock sold in the supplemental offering. We have also agreed to reimburse Kendrick Pierce & Co. for up to $100,000 of its out-of-pocket expenses incurred in connection with this supplemental offering and the related rights offering whether or not such offerings are completed. In addition, we have agreed to indemnify Kendrick Pierce & Co. with respect to certain liabilities, including liabilities under the federal securities laws in connection with the supplemental offering.

We are offering the shares of common stock to the public in the supplemental offering at the public offering price set forth on the cover page of this prospectus. Our placement agent may also offer the shares to selected dealers at the public offering price, less a concession not in excess of $__ per share. Our placement agent reserves the right, in its sole discretion, to reject in whole or in part any offer to purchase shares of common stock in the supplemental offering.

The following table summarizes the placement agent’s discounts and commissions that we will pay to Kendrick Pierce.

	Per share	Minimum offering	Maximum offering
Public offering price	$	$	$
Placement agent discount	$	$	$
Proceeds to us, before expenses	$	$	$

We will be responsible for the expenses of issuance and distribution of the shares of common stock in the supplemental offering, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $900,000.

The placement agent agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates from our counsel, our independent auditors and us.

Other than Kendrick Pierce & Co., we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights or the sale of common stock in the supplemental offering.

Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering or the supplemental offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences that you should consider in relation to the rights offering.

General

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, foreign taxpayers and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Distribution of Subscription Rights

If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Stockholder Basis and Holding Period of the Subscription Rights

In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights

If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Distributions on Common Stock Received Upon Exercise of Subscription Rights

You will recognize ordinary income upon the receipt of any dividend or other distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current and accumulated earnings and profits will be qualified dividends and under current law will be taxed at the holder’s long-term capital gains tax rate (a maximum rate of 15%, increasing to 20% for taxable years beginning after December 31, 2010), provided that the holder meets applicable holding period and other requirements. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Common Stock Acquired Upon Exercise of Subscription Rights

If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of common stock. Such gain or loss upon the sale or exchange of the shares of common stock will be long-term or short-term capital gain or loss, depending on whether the shares of common stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 15%, and will be taxed at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to information reporting and/or backup withholding with respect to payments of dividends on and proceeds from the sale, exchange or redemption of our shares of common stock unless you: (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

TRANSFER AGENT

The transfer agent for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, telephone number: (800) 368-5948.

LEGAL MATTERS

Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Igler & Dougherty, P.A., Tallahassee, Florida. Certain legal matters will be passed upon for the dealer manager and placement agent by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The audited consolidated financial statements of Bank of Florida Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report dated March 5, 2010, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2008 and for both of the years in the two-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the reports of Hacker, Johnson & Smith, P.A., independent registered public accounting firm, and upon the authority of said firm as an expert in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the Securities and Exchange Commission prior to the date of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with Securities and Exchange Commission rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 12, 2010 (File No. 000-50091); and

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2010 (excluding information or documents furnished but not filed therewith) (File No. 000-50091).

On the written or oral request of each person to whom a copy of this prospectus is delivered, we will provide, at no cost, a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Bank of Florida Corporation, 1185 Immokalee Road, Naples, Florida, Attention: Tracy L. Keegan, Chief Financial Officer. Telephone requests for copies should be directed to (239) 254-2100. Such documents are also available through our Internet website: www.bankofflorida.com. The information contained in our website is not a part of, or incorporated by reference into, this prospectus.

You may read and copy any of these documents at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and other information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock.

TABLE OF CONTENTS:

83,473,694 Shares

Common Stock

PROSPECTUS

, 2010

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated March 11, 2010

PROSPECTUS

Up to

            Shares

Common Stock

We are offering shares of our common stock to be issued upon conversion of our shares of Series B Preferred Stock at a conversion price of $             per share of common stock, the same price at which shares were offered to the public in our concurrent offerings of common stock (the “Public Offerings”). A holder of shares of Series B Preferred Stock may convert each share of Series B Preferred Stock for shares of common stock. Any shares of Series B Preferred Stock not converted into shares of our common stock will be redeemed by us at a redemption price of $25,000 per share.

You may elect to convert shares of Series B Preferred Stock into shares of our common stock by submitting to us a letter of transmittal and your preferred stock certificate by                     , 2010. We will receive no proceeds from this offering.

Our common stock is traded on the Nasdaq Global Market under the symbol “BOFL.” On                     , 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $             per share.

Investing in our common stock is speculative and involves a high degree of risk. You could lose up to your entire investment. You should carefully consider the risks which we have described in “Risk Factors” beginning on page 15 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                     , 2010.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” before making an investment decision.

The Offering

Stock offered:	shares of common stock, par value $0.01 per share.

Offering terms:	Separately and following the Public Offerings, our articles of incorporation require us to offer holders of shares of our Series B Preferred Stock the opportunity to convert each share of our $25,000 stated value Series B Preferred Stock into shares of our common stock at a conversion price equal to the public offering price of each share of common stock in the Public Offering. Any shares of Series B Preferred Stock not converted will be redeemed at a redemption price of $25,000 per share following this offering. Company directors and executive officers hold approximately 80 shares of our outstanding Series B Preferred Stock (46% of the total number of outstanding shares of Series B Preferred Stock) and have indicated their intent to convert their shares of Series B Preferred Stock into shares of our common stock.

Process and timing:	To elect to convert shares of Series B Preferred Stock into shares of our common stock, you must complete and submit to us the letter of transmittal enclosed with this prospectus (the “letter of transmittal”), along with your Series B Preferred Stock certificate no later than , 2010. If we do not receive your completed letter of transmittal and Series B Preferred Stock certificate by such date, we will deem you to have waived your right to convert your Series B Preferred Stock into shares of our common stock and your Series B Preferred Stock will be deemed to have been redeemed by us on , 2010. However, we will not make any payments with respect to such redemption until we have received your completed letter of transmittal and your accompanying Series B Preferred Stock certificate.

Public offering of common stock:	We have just concluded a public offering of 83,473,694 shares of our common stock at $ per share.

Use of proceeds:	We will receive no proceeds from the exchange or conversion of our Series B Preferred Stock.

We expect the net proceeds of the Public Offerings to be at least $40,100,000. We currently intend to use approximately $37.0 million of the proceeds from the Public Offerings to contribute to our subsidiary banks as Tier 1 regulatory capital so that the subsidiary banks can regain “adequately capitalized” status. This assumes no unanticipated loan losses or deterioration in our credit quality, and no other charges against our earnings.

Alt-10

We also intend to use the proceeds from the Public Offerings to redeem shares of Series B Preferred Stock not converted into common stock in this offering, as well as for general corporate purposes. Based on our current expectations, up to 92 shares of Series B Preferred Stock may be redeemed for an aggregate redemption price of approximately $2.3 million. See “Prospectus Summary—Conversion or Redemption of Series B Preferred Stock.”

From our proceeds of the Public Offerings, we expect to contribute as capital $20.0 million to Bank of Florida – Southwest, $7.0 million to Bank of Florida – Southeast and $10.0 million to Bank of Florida – Tampa Bay. See “Use of Proceeds.”

Position of Bank of Florida Corporation:	We are not taking a position as to whether you should convert your shares of Series B Preferred Stock into shares of common stock and you should consult your own advisors.

Risk factors:	See “Risk Factors” beginning on page 15 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common stock.

Nasdaq Global Market symbol:	BOFL

Alt-11

USE OF PROCEEDS

We will receive no proceeds upon the conversion of shares of our Series B Preferred Stock.

The minimum net proceeds of the Public Offerings will be $40,100,000. We expect the maximum net proceeds of the Public Offerings to be approximately $            . We currently intend to use approximately $             million of the proceeds from the Public Offerings to contribute to our subsidiary banks as Tier 1 regulatory capital to restore them to “adequately capitalized” status. This assumes no unanticipated loan losses or deterioration in our credit quality, and no other charges against our earnings.

From our net proceeds of the Public Offerings, we expect to contribute $             million to Bank of Florida-Southwest, $             million to Bank of Florida-Southeast and $             million to Bank of Florida-Tampa Bay as additional capital.

We also intend to use the proceeds from the Public Offerings to redeem shares of Series B Preferred Stock not converted into common stock in this offering, as well as for general corporate purposes. Based on our current expectations, up to 92 shares of Series B Preferred Stock may be redeemed for an aggregate redemption price of approximately $2.3 million. See “Prospectus Summary—Conversion or Redemption of Series B Preferred Stock.”

Alt-33

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO SERIES B PREFERRED STOCK HOLDERS

The following is a summary of certain United States federal income tax considerations related to the conversion or exchange of our Series B Preferred Stock for shares of our common stock. This section does not address tax considerations applicable to United States holders who acquire our common stock other than by exchange or conversion from our Series B Preferred Stock, or tax considerations relevant to the purchasing or holding our Series B Preferred Stock. Such holders are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, or of purchasing and holding our Series B Preferred Stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the “United States Treasury Regulations,” judicial authority and published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect;

•

is applicable only to beneficial owners Series B Preferred Stock who hold their Series B Preferred Stock, or any common stock into which that preferred stock may be converted or exchanged, as a “capital asset,” within the meaning of Section 1221 of the Code;

•

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	“controlled foreign corporations” and “passive foreign investment companies”;

•	partnerships, other pass-through entities and investors in these entities; and

•	investors that expect to receive dividends or realize gain in connection with the investors’ conduct of a United States trade or business, permanent establishment or fixed base.

•

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax and the alternative minimum tax.

This summary of certain United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors and current holders of our Series B Preferred Stock are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of the conversion, exchange or redemption of our Series B Preferred Stock, or of purchasing, holding or disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States alternative minimum tax, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock or Series B Preferred Stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

Alt-42

our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which will reduce the holder’s tax basis in its shares of our Series B Preferred Stock and, thereafter, will be treated as capital gain. In case that the amount received is treated as a distribution, the U.S. holder’s tax basis in the redeemed Series B Preferred Stock will be allocated to such holder’s remaining stock in us, if any. If the holder does not retain any direct stock ownership in us, then such basis may be either lost completely or transferred to the basis of the shares of a related party that constructively caused the redemption not to result in a “complete termination” of such holder’s interest in us.

Series B Preferred Stock holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of a redemption of our Series B Preferred Stock.

Backup Withholding and Information Reporting

Certain non-exempt U.S. holders may be subject to information reporting in connection with payments that we make, including the proceeds from the sale, exchange, conversion, redemption or other disposition of the Series B Preferred Stock.

In addition, backup withholding may apply (currently at a rate of 28%), if the recipient of the payment (i) fails to supply a taxpayer identification number and other information, certified under penalties of perjury, (ii) fails to establish, in the manner prescribed by applicable law, an exemption from backup withholding, or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a credit against the U.S. holder’s federal income tax upon furnishing the required information to the IRS.

Contingent Obligation to Pay Accrued Dividends

At the time of the conversion or redemption of Series B Preferred Stock, the U.S. Holder will receive our contingent obligation to pay any accrued but unpaid dividends. The obligation will be contingent upon regulatory approval. It is unclear when or if such approval would be given. The tax treatment of the receipt of this contingent obligation is unclear. It is likely that the accrued dividends will not be considered received until regulatory approval has been granted, in which case a Holder would recognize ordinary income only when the approval has been granted. Alternatively, however, it is possible that the creation of the contingent obligation could be considered to cause immediate receipt of the dividends, currently taxable as ordinary income to U.S. Holders; and a subsequent determination that the dividends could not be paid would result recognition of a tax loss upon the worthlessness of the obligation.

Series B Preferred Stock holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the contingent obligation to pay accrued dividends.

Alt-44

PLAN OF DISTRIBUTION

We have 172 shares of Series B Preferred Stock outstanding, the terms of which are described under the heading “Description of Capital Stock.” Separately and following the Public Offering, our articles of incorporation require us to offer holders of shares of our Series B Preferred Stock the opportunity to convert each share of our $25,000 stated value Series B Preferred Stock into shares of our common stock at a conversion price equal to the public offering price of each share of common stock in the Public Offering. Any shares of Series B Preferred Stock not converted will be redeemed at a redemption price of $25,000 per share following this offering. Company directors and executive officers hold approximately 80 shares of our outstanding Series B Preferred Stock (46% of the total number of outstanding shares of Series B Preferred Stock) and have indicated their intent to convert their shares of Series B Preferred Stock into shares of our common stock.

Based on the conversion price of $             per share of common stock, each share of Series B Preferred Stock may be converted into approximately              shares of our common stock. The outstanding 172 shares of Series B Preferred Stock could, therefore, be converted into an aggregate of              shares in this offering, if all of the holders elect to convert their Series B Preferred Stock into shares of our common stock. We will not convert fractional shares of Series B Preferred Stock and will instead redeem any such fractional shares for cash.

Holders not converting will receive the redemption value of $25,000 per share in cash.

The letter of transmittal contains detailed instructions on delivery of the completed, dated and signed letter of transmittal and the Series B Preferred Stock certificates.

If a holder of Series B Preferred Stock does not return a completed letter of transmittal and the holder’s Series B Preferred Stock certificate by                     , 2010, we will deem such holder to have declined that holder’s option to convert such shares of Series B Preferred Stock for our common stock. At that time, such holder will have only the right to receive the cash payment of the redemption value of the holder’s shares of Series B Preferred Stock. While such shares of the Series B Preferred Stock will be deemed to have been redeemed, payment will not be made, however, until and unless the holder of the Series B Preferred Stock returns a completed letter of transmittal and the holder’s Series B Preferred Stock certificate.

If a holder of Series B Preferred Stock chooses to convert shares of Preferred Stock, in lieu of any fractional share of our common stock, we will pay the holder or the person who otherwise would be entitled to receive a fractional share of our common stock an amount in cash equal to the fraction of a share of our common stock to which the holder would otherwise be entitled upon the conversion, multiplied by the offering price of common stock in the Public Offering.

Dividends on the Series B Preferred Stock will stop accruing on                     , 2010 and the Company expects to declare a final dividend payment on the Series B Preferred Stock immediately prior to the redemption and conversion of the Series B Preferred Stock. Payment of the final dividend will require regulatory approval and interest will not accrue on the unpaid dividend following redemption and conversion. There is no assurance that the Company will be permitted to make such dividend payments.

We will not be liable to any holder of Series B Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If a Series B Preferred Stock certificate has been lost, stolen or destroyed, we will issue common stock in exchange or conversion therefor or pay the redemption value only upon receipt of a lost certificate affidavit and indemnity agreement.

All costs of distribution, which we estimate to be less than $5,000, shall be borne by us. We shall pay no compensation to any of our employees or officers involved in the distribution.

Alt-46

LEGAL MATTERS

Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Igler & Dougherty, P.A., Tallahassee, Florida.

Alt-51

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock.

TABLE OF CONTENTS:

Up To

                 Shares

Common Stock

PROSPECTUS

                    , 2010

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by us. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities Exchange Commission registration fee	$7,510.13
FINRA filing fee	13,959
Nasdaq listing fee	10,000
Accounting fees and expenses	400,000
Issuer’s legal fees and expenses	500,000
Other legal fees and expenses	300,000
Blue sky fees and expenses	5,000
Printing and shipping	250,000
Transfer agent and registrar expenses	10,000
Information agent expenses	22,500
Dealer manager and placement agent expenses	206,030.90
Miscellaneous	25,000

Total	$1,750,000

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of Bank of Florida’s Bylaws provides that we shall indemnify our officers, directors, and employees, but not our agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

We have purchased certain liability insurance for our officers and directors.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On June 29, July 2, and July 20, 2009, the Company sold and issued a total of 172 units (“Units”) at $25,000 per Unit, yielding $4,300,000 in proceeds, which were downstreamed to Bank of Florida’s subsidiary banks as capital. Each Unit consists of one share of Series B Preferred Stock (“Preferred Stock”) and one warrant to purchase shares of common stock (“Warrants”).

The Preferred Stock contained in the Units is cumulative, perpetual and nonvoting. Each share has a liquidation preference of $25,000 and pays a quarterly dividend of $625 per share. The shares are perpetual and nonvoting. Each share has a liquidation preference of $25,000 and pays a cumulative quarterly dividend of $625 per share. If we conduct any offering of any newly issued securities, such as the offering contemplated by this prospectus, the holders of shares of Series B Preferred Stock have the right to convert shares of Series B Preferred Stock into the newly issued securities following the closing of the offering. In each such case, each share of Series B Preferred Stock can be converted into such number of newly issued securities as can be purchased for $25,000 at the stated offering price for such newly offered securities. If we conduct an offering that results in proceeds of at least $30,000,000 prior to January 1, 2011 and a holder elects to not convert the holder’s shares in the offering, or if a change in control occurs, we will be obligated to redeem such shares at $25,000 per share. If such an offering is not completed by January 1, 2011, we shall have the right to redeem the shares of Series B Preferred Stock at any time thereafter for $25,000 per share.

Each Warrant contained in the Units permits its holder to purchase 720, 742, or 772 shares of Bank of Florida common stock at $3.47, $3.37, or $3.24, respectively, per share at any time during the ten year period commencing on issuance. The Warrants are nontransferable.

The securities sold in the offering were sold to accredited investors only and issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” No underwriter, placement agent or sales agent was utilized, and no commissions were paid or discounts granted, in the offering.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Form S-1. The exhibits which are denominated by an (a.) were previously filed as a part of Form 10-K filed with the Securities and Exchange Commission on March 9, 2009. The exhibits which are denominated by a (b.) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the Securities and Exchange Commission on May 7, 1999. The exhibits which are denominated by a (c.) were previously filed as a part of Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2000. The exhibits which are denominated by a (d.) were previously filed as a part of Form S-4 filed with the Securities and Exchange Commission on October 3, 2006. The exhibits which are denominated by an (e.) were previously filed as a part of Form 10-Q filed with the Securities and Exchange Commission on November 5, 2008. The exhibits which are denominated by an (f.) were previously filed as part of Form 10-QSB/A filed on September 10, 2002. The exhibits which are denominated by a (g.) were previously filed as part of Form 8-K filed on July 2, 2009. The exhibits which are denominated by an (h.) were previously filed as part of Form 8-K filed on October 19, 2009. The exhibits which are denominated by an (i.) were previously filed as part of a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 24, 2004, File No. 333-116833. The exhibits that are denominated by a (j.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on August 4, 2005. The exhibits that are denominated by a (k.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on November 3, 2005. The exhibits that are denominated by an (l.) were previously filed as part of Form 10-K filed with the Securities and Exchange Commission on March 5, 2008. The exhibits that are denominated by an (m.) were previously filed as part of Schedule DEF 14A filed with the Securities and Exchange Commission on April 21, 2006. The exhibits that are denominated by an (n.) were previously filed as part of Form 10-K filed with the Securities and Exchange Commission on March 8, 2007. The exhibits that are denominated by an (o.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on August 7, 2008. The exhibit denominated by a (p.) was previously filed as part of Form S-8 filed with the Securities and Exchange Commission on October 30, 2009. The exhibits that are denominated by a (q.) were previously filed as part of Form S-1/A filed with the Securities and Exchange Commission on November 2, 2009. The exhibit numbers correspond to the exhibit numbers in the referenced document. The exhibit denominated by a (*) will be filed by amendment.

Exhibit Number	Description of Exhibit

*1.1	Form of Dealer Manager Agreement

*1.2	Form of Placement Agent Agreement

j.3.1	Amended and Restated Articles of Incorporation

o.3.2	Third Amended and Restated Bylaws dated April 24, 2008

n.3.3	Article of Amendment to Restated Articles of Incorporation dated December 20, 2006

g.3.4	Articles of Amendment to Restated Articles of Incorporation dated June 26, 2009

h.3.5	Articles of Amendment to Restated Articles of Incorporation dated August 27, 2009

b.4.1	Specimen Common Stock Certificate

m.4.2	2006 Stock Compensation Plan

g.4.4	Specimen Series B Preferred Stock Certificate

4.5	Form of Rights Certificate

g.4.7	Form of Stock Purchase Warrant—2009 Offering

5.1	Opinion of Igler & Dougherty, P.A.

k.10.1	Amended and Restated Employment Agreement of Michael L. McMullan dated February 1, 2005

a.10.2	Change in Control Agreement of Roy N. Hellwege effective January 1, 2009

a.10.3	Change in Control Agreement of Charles K. Cross effective January 1, 2009

c.10.4	1999 Stock Option Plan

c.10.5	Form of Incentive Stock Option Agreement

a.10.6	Deferred Compensation Plan of Bank of Florida dated November 19, 2008

a.10.7	Change in Control Agreement of Julie W. Husler effective January 1, 2009

10.8	Escrow Agreement

a.10.9	Change in Control Agreement of Christopher Willman effective January 1, 2009

a.10.10	Change in Control Agreement of John B. James effective January 1, 2009

l.10.11	Change in Control Agreement of John S. Chaperon dated January 1, 2008

e.10.12	Change in Control Agreement of John Klumpp dated August 1, 2008

e.10.13	Change in Control Agreement of Wayne Gilmore dated August 1, 2008

a.10.14	Change in Control Agreement of Roberto Pelaez effective January 1, 2009

e.10.15	Change in Control Agreement of Charles Tipton dated August 1, 2008

l.10.16	Change in Control Agreement of Tracy L. Keegan dated January 1, 2008

a.10.17	Amendment to Amended and Restated Employment Agreement of Michael L. McMullan dated December 15, 2008

a.10.18	Deferred Compensation Agreement of Tracy L. Keegan dated December 21, 2008

a.10.19	Deferred Compensation Agreement of John S. Chaperon dated December 21, 2008

Exhibit Number	Description of Exhibit

a.10.20	Deferred Compensation Agreement of Roy N. Hellwege dated December 21, 2008

p.10.21	401(k) Plan

o.21.1	Subsidiaries of the Registrant

q.23.1	Consent of Igler & Dougherty, P.A. (contained in Exhibit 5.1)

23.2	Consent of Hacker, Johnson & Smith, P.A.

23.3	Consent of Porter Keadle Moore, LLP

q.99.1	Report of Promontory Financial Group, LLC

99.2	Form of Instructions For Use of Rights Certificate

99.3	Form of Notice of Guaranteed Delivery

99.4	Form of letter to record holders of common stock

99.5	Form of letter to brokers and other nominee holders of common stock

99.6	Form of letter to broker clients

99.7	Form of Nominee Holder Certification

99.8	Form of Beneficial Owner Election Form

99.9	Subscription Agreement

ITEM 17.	UNDERTAKINGS

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida on March 11, 2010.

BANK OF FLORIDA CORPORATION

By:	/s/ MICHAEL L. MCMULLAN
Michael L. McMullan
President, Chief Executive Officer & Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on December 2, 2009.

Signature	Title	Date

* Donald R. Barber	Director	March 11, 2010

* Joe B. Cox	Director	March 11, 2010

* Bradford Douglas	Director	March 11, 2010

* John B. James	Director	March 11, 2010

* LaVonne Johnson	Director	March 11, 2010

* Edward Kaloust	Director	March 11, 2010

/S/ TRACY L. KEEGAN Tracy L. Keegan	Executive Vice President, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer	March 11, 2010

/S/ MICHAEL L. MCMULLAN Michael L. McMullan	Chief Executive Officer, President, Principal Executive Officer, Director	March 11, 2010

* Edward A. Morton	Director	March 11, 2010

* Michael T. Putziger	Director	March 11, 2010

* Ramon A. Rodriguez	Director	March 11, 2010

* Terry W. Stiles	Director	March 11, 2010

*By:	/S/ MICHAEL L. MCMULLAN
Michael L. McMullan Attorney-in-Fact